Exhibit 2.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SV HOLDCO, LLC

Dated as of October 14, 2010

THE UNITS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE BOARD OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE BOARD OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE BOARD TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULES OR REGULATIONS PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF ANY SUCH UNIT IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THOSE REGULATIONS AND THE FOLLOWING AGREEMENT.

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SV HOLDCO, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of SV Holdco, LLC, a Delaware limited liability company (the “Company” ), is made and entered into as of October 14, 2010, by and among those Persons (as defined below) whose names and addresses are set forth in Schedule 1 hereto and whose signatures appear on the counterpart signature pages attached hereto (as such Schedule may be amended from time to time).

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to the Act (as defined below) by filing a Certificate of Formation of the Company (the “Certificate”) with the office of the Secretary of State of the State of Delaware on September 9, 2010 and entering into a Limited Liability Company Agreement of the Company dated as of September 9, 2010 (the “Original Agreement”) with Shamrock Capital Growth Fund II, L.P. as the initial member of the Company (the “Initial Member”);

WHEREAS, immediately prior to the Share Exchange (as defined below), the Initial Member and Shamrock Screenvision Co. Invest I LLC (“Co-Invest”) will purchase for cash, in the aggregate, Class A Common Units (as defined below) representing, when taken together with the Class A Common Unit issued to the Initial Member at formation of the Company, sixty-one and two-tenths percent (61.2%) of the issued and outstanding Units of the Company (the “Cash Investment”) (after giving effect to the Cash Investment, the Share Exchange (as defined below) and the Carmike Issuance (as defined below));

WHEREAS, Technicolor Cinema Advertising, LLC, a Delaware limited liability company (doing business and referred to herein as “Screenvision”), Carlton Communication Limited, a private limited company incorporated under the laws of England and Wales (“Carlton”), Gallo 8 S.A.S., a corporation incorporated under the laws of France (“Gallo 8”), and Technicolor, Inc., a Delaware corporation (“Technicolor Inc.” and together with Gallo 8, the “Technicolor Parties”) and the Company, are parties to that certain Purchase Agreement, dated as of September 27, 2010 (the “Purchase Agreement”), pursuant to which, among other things and subject to the terms and conditions of the Purchase Agreement, each of Gallo 8 and Technicolor would become members of the Company by exchanging certain shares of Screenvision for, in the aggregate, Class A Common Units (as defined below) representing eighteen and eight-tenths percent (18.8%) of the issued and outstanding Units of the Company (collectively, the “Share Exchange”) (after giving effect to the Cash Investment, the Share Exchange and the Carmike Issuance);

WHEREAS, the Company and Carmike Cinemas, Inc. (“Carmike”) are parties to the Carmike Subscription Agreement (as defined below) pursuant to which the Company will issue to Carmike Class C Common Units representing twenty percent (20%) of the issued and outstanding Units of the Company (the “Carmike Issuance”) (after giving effect to the Cash Investment, the Share Exchange and the Carmike Issuance) as compensation for services provided under the Carmike Agreement;

WHEREAS, in the future the Company may from time to time issue non-voting Class B Common Units (defined below) to members of Company’s management as equity incentives;

WHEREAS, the Cash Investment, the Share Exchange and the Carmike Issuance were consummated as of the date hereof, and each of the Company, the Initial Member, the Technicolor Parties and Carmike desire that this Agreement be executed to amend and restate the Original Agreement;

WHEREAS, the purposes of this amendment and restatement to the Original Agreement are to reflect the parties’ understandings and agreements with respect to the operation and governance of the Company and to set out more fully the rights, obligations and duties of the Members, as set forth herein; and

WHEREAS, this Agreement shall be deemed effective, and shall supersede the Original Agreement in its entirety, as of the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate in its entirety the Original Agreement to read as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth below:

“Act” shall mean the Delaware Limited Liability Company Act, Title 6, §§18-101 et seq., as from time to time in effect in the State of Delaware, or any corresponding provision or provisions of any succeeding or successor law of the State of Delaware.

“Adjusted Capital Account” shall mean, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Period, after giving effect to the following adjustments:

(a) credit to such Capital Account any amount that the Member is treated as being obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-2(g)(1) or 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified party. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Assumed Tax Rate” shall mean a percentage as is determined in good faith by the Board from time to time to represent the highest combined marginal U.S. federal, state and local tax rate applicable to any corporation resident of New York taking into account the character of the applicable income and the deductibility of state and local income taxes for U.S. federal income tax purposes. The initial Assumed Tax Rate as of the date of this Agreement shall be 41% for ordinary income.

“Built-In Gain” shall mean with respect to any Company property (a) the excess of the Fair Market Value of any Contributed Property over its adjusted basis for U.S. federal income tax purposes, in each case, determined as of the time of contribution and (b) in the case of any adjustment to the Carrying Value of any Company property pursuant to the definition of Carrying Value as a result of a Revaluation Event, the Unrealized Gain with respect to that property.

“Built-In Loss” shall mean with respect to any Company property (a) the excess of the adjusted basis for U.S. federal income tax purposes of any Contributed Property over its Fair Market Value, in each case, determined as of the time of contribution and (b) in the case of any adjustment to the Carrying Value of any Company property pursuant to the definition of Carrying Value as a result of a Revaluation Event, the Unrealized Loss with respect to that property.

“Business” shall mean the business of the Company and its direct and indirect Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday, or a day on which banks in Los Angeles, California are authorized or obligated to close.

“Capital Contribution” shall mean the contribution of Contributed Property to the Company, and the amount of such contribution shall be the Fair Market Value of such Contributed Property net of any indebtedness or other liability assumed by the Company or to which the Contributed Property is subject.

“Carmike Agreement” shall mean that certain Amended and Restated Theatre Agreement, dated as of September 27, 2010, between Screenvision Exhibition, Inc. and Carmike.

“Carmike Members” shall mean Carmike and any Permitted Transferees of Carmike that become a Carmike Member without violation of the terms of this Agreement and that execute a Joinder as a Carmike Member.

“Carmike Subscription Agreement” shall mean that certain Subscription Agreement dated as of September 27, 2010, by and between the Company and Carmike.

“Carrying Value” shall mean, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the initial Carrying Value of any Contributed Property shall be its Fair Market Value;

(b) immediately prior to the occurrence of a Revaluation Event, the Carrying Values of all Company assets shall be adjusted to equal their respective Fair Market Values;

(c) the Carrying Value of any Company asset distributed to any Member shall be adjusted to equal its Fair Market Value on the date of distribution; and

(d) the Carrying Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (d) of the definition of Profit and Loss; provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Board determines that an adjustment pursuant to subparagraph (b) is necessary or appropriate in connection with a Revaluation Event.

If the Carrying Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of calculating Profit and Loss.

“Change of Control” means a change in beneficial ownership or control of a Person effected through a transaction or series of transactions (other than an offering of Units to the general public through a registration statement filed with the SEC) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than, in the case of the Company, the Company, the Shamrock Members or any of their respective Affiliates, or any employee benefit plan maintained by the Company or any of its Subsidiaries), directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Person possessing more than 50% of the total combined voting power of the Person’s securities outstanding immediately after such acquisition.

“Class A Common Units” shall mean Units designated as Class A Common Units in the Company, having the rights and obligations specified in this Agreement.

“Class A Member” shall mean any Member that holds Class A Common Units, in its capacity as a holder of Class A Common Units.

“Class B Common Units” shall mean Units designated as Class B Common Units in the Company, having the rights and obligations specified in this Agreement.

“Class B Member” shall mean any Member that holds Class B Common Units, in its capacity as a holder of Class B Common Units.

“Class C Common Units” shall mean Units designated as Class C Common Units in the Company, having the rights and obligations specified in this Agreement. Each Class C Common Unit shall be treated as issued as of the date provided for in the Carmike Subscription Agreement.

“Class C Member” shall mean any Member that holds Class C Common Units, in its capacity as a holder of Class C Common Units.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Company Minimum Gain” shall have the meaning given to the term “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Undersubscription Notice” has the meaning set forth in Section 10.5(c).

“Compensatory Interest Regulations” shall mean, when promulgated, the final Treasury Regulations concerning the U.S. federal income tax consequences of the grant and forfeiture of Compensatory Units, and until such final Treasury Regulations are promulgated, means the proposed Treasury Regulations published in the Federal Register (REG-105346-03) on May 24, 2005, by the Treasury Department and the IRS concerning the U.S. federal income tax consequences of the grant and forfeiture of Compensatory Units.

“Compensatory Unit” shall have the meaning given the term “compensatory partnership interest” in proposed Treasury Regulations Section 1.721-1(b)(3) (or any corresponding provisions of succeeding, similar, substitute or final Treasury Regulations) and shall include (a) the Class B Common Units that are granted to management in connection with the performance of services for the Company or any of its Subsidiaries and (b) the Class C Common Units issued to Carmike in connection with Carmike’s performance of services for Screenvision pursuant to the Carmike Agreement.

“Contributed Property” shall mean any money or other property contributed by a Member to the capital of the Company.

“Damages” shall mean any claim, loss, damage, or liability (joint or several) (including reimbursement for legal and other expenses) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such claim, loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or any document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the

Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Depreciation” shall mean, for each Fiscal Period or other period, an amount equal to the depreciation, amortization (including pursuant to Sections 195, 197 and 709 of the Code) or other cost recovery deduction allowable with respect to an asset for such period for U.S. federal income tax purposes, except that (a) with respect to an asset whose Carrying Value differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” as defined in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other asset whose Carrying Value differs from its adjusted tax basis at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Period or other period bears to such beginning adjusted tax basis; provided, however, that in the case of clause (b) above, if the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Period or other period is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Board.

“Distribution” shall mean, with respect to any Member, the amount of money or the Fair Market Value of any property other than money distributed to such Member by the Company, net of liabilities assumed by such Member or to which property distributed to such Member is subject.

“Distribution Ratio” shall mean, with respect to each Member, the ratio (expressed as a percentage) of the number of Eligible Units held by such Member to the aggregate number of Eligible Units held by all the Members.

“Eligible Unit” shall mean (a) each outstanding Class A Common Unit, (b) each outstanding Vested Class B Common Unit with respect to which an amount equal to its Distribution Threshold as of such time has been distributed to the Members subsequent to the issuance of such Class B Common Unit pursuant to the provisions of this Agreement and (c) each outstanding Class C Common Unit; provided, however, outstanding Unvested Class B Common Units shall be treated as Eligible Units for purposes of allocating Profits and Losses pursuant to Article 8 and making Tax Distributions pursuant to Section 9.1(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereby.

“Excluded Registration” shall mean (a) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a unit option, unit purchase, or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information that would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Units being registered are Units issuable upon conversion of debt securities that are also registered.

“Fair Market Value” shall mean, with respect to any asset, the fair market value of the asset in question, including any Units, as of any date of determination, and shall be determined in good faith by the Board in its sole discretion. In determining the fair market value of the Units, the Board shall refer to the most recent valuation of the Units requested by the Board, if any, and performed by an independent valuation consultant or appraiser of nationally recognized standing (which may be the Company’s independent accounting firm) selected by the Board and with such adjustment to the appraisal by said independent valuation consultant or appraiser to the date of measuring the fair market value as the Board, acting in good faith, in its sole discretion deems appropriate.

“Final Determination” shall mean a final “determination” as defined under section 1313 of the Code or under any similar provision for state or local Tax law purposes.

“Fiscal Period” of the Company shall mean the period commencing (a) in the case of the Company’s first Fiscal Period, on the date on which the Company is formed under the Act and (b) thereafter, on the date immediately after the end of the next preceding Fiscal Period, and terminating at, or immediately preceding (as may be appropriate), the earlier of the last day of the Taxable Year or the date of the issuance or redemption of Units or of any other event that results in a change in the membership interests or the determination of the Capital Accounts of the Members.

“Fiscal Year” of the Company shall end on December 31 of each calendar year, except as otherwise required by the Code or Treasury Regulations; provided, that (a) in the case of the Company’s first fiscal year, Fiscal Year means the period from and including the date on which the Company is formed under the Act to December 31 of such year and (b) the final Fiscal Year of the Company shall end on the date on which the winding up of the Company is completed.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Incentive Unit Agreement” shall mean each of the Incentive Unit Agreements by and between the Company and certain Persons to whom Class B Common Units may be issued from time to time either on the date hereof or in the future, as in effect from time to time.

“IRS” shall mean the United States Internal Revenue Service.

“Member” shall mean any Person that (a) (i) is one of the Members of the Company as of the date hereof and is listed as such in Schedule 1 or (ii) has been admitted to the Company as a Member in accordance with this Agreement and (b) has not ceased to be a Member for any reason.

“Member Minimum Gain” shall have the meaning given the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2), and will be computed as provided in Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” shall have the meaning given the term “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall have the meaning given the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for any Fiscal Period equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during such Fiscal Period over the aggregate amount of any distributions during such Fiscal Period to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Treasury Regulations Section 1.704-2(i).

“Net Cash Flow” shall mean the gross cash receipts of the Company during any Fiscal Period, less the portion thereof used or reserved during such Fiscal Period to pay expenses, to repay indebtedness, to fund capital improvements and replacements or otherwise to fund cash outlays of the Company, all as determined by the Board. “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions or similar non-cash allowances, and shall be increased by any reversals of reserves previously established.

“Nonrecourse Deductions” shall have the meaning given such term in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for any Fiscal Period equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain attributable to Nonrecourse Liabilities during such Fiscal Period over the aggregate amount of any distributions during such Fiscal Period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain attributable to Nonrecourse Liabilities, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” shall have the meaning given such term in Treasury Regulations Section 1.704-2(b)(3).

“Non-Shamrock Member” means each Member that is not a Shamrock Member.

“Permitted Transferee” means:

(a)

with respect to any Shamrock Member or any Permitted Transferee tracing his, her or its chain of title to Units from a Shamrock Member, (i) any Affiliate of such Shamrock Member or Permitted Transferee, (ii) the shareholders, partners, members, managing directors and principals and retired partners, members, managing directors and principals of such Shamrock Member or Permitted Transferee or of any Affiliate (other than the Company or any of its Subsidiaries) of such Shamrock Member or Permitted Transferee, the estates and family members of any such Persons and of their spouses, and any trust, limited liability company, partnership or other entity intended to act as an estate planning vehicle solely for the benefit of any of the foregoing Persons or any Person to which any of the foregoing Persons, as applicable, transfers all or a portion of its beneficial ownership interest in the Initial Member and (iii) any Person, approved by the Initial Member to which a member of Co-Invest (that is not a Shamrock Member) transfers all or any portion of its membership interest in Co-Invest;

(b)	with respect to any Carmike Member or any Permitted Transferee tracing his, her or its chain of title to Units from a Carmike Member, any Affiliate of such Carmike Member or Permitted Transferee;

(c)	with respect to any Technicolor Member or any Permitted Transferee tracing his, her or its chain of title to Units from a Technicolor Member, any Affiliate of such Technicolor Member or Permitted Transferee;

(d)	with respect to any Member (other than a Member described in clauses (a) through (c) of this definition) who is not a trust, (i) the shareholders, members, partners, or other equity owners of such Member in the case of a Member that is a corporation, limited liability company, partnership (whether general or limited) or other joint venture or business organization, (ii) in the case of a Member who is a natural person, the estates and family members of any such Persons and of their spouses, and any trust, limited liability company, partnership or other entity intended to act as an estate planning vehicle for the benefit of any of the foregoing Persons, and (iii) upon a Member’s death, the Member’s executors, administrators, testamentary trustees, legatees and beneficiaries; and

(e)	with respect to any Member (other than a Member described in clauses (a) through (c) of this definition) who is a trust, the trustee and beneficiaries of the trust and the estates and family members of any such trust’s beneficiaries and of their spouses, and any other trust, limited liability company, partnership or other entity intended to act as an estate planning vehicle for the benefit of any of the foregoing Persons;

it being understood that with respect to each of the foregoing Persons described in clauses (a) through (e) of this definition, the proposed Permitted Transferee shall only become a Member of the Company (i) upon full compliance with the terms and conditions of this Agreement, including execution of a Joinder and the delivery thereof to the Company, and (ii) at the request of the Company, delivery of a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of Units to the proposed Permitted Transferee may be effected without registration under the Securities Act and any applicable state securities laws.

“Person” shall mean a natural person or any partnership (whether general or limited), limited liability company, joint venture, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity or any other entity, in each case, whether domestic or foreign.

“Profit” and “Loss” shall mean, for each Fiscal Period, an amount equal to the Company’s U.S. federal taxable income or loss, respectively, under Section 703(a) of the Code

(but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 702(a) of the Code), with the following adjustments:

(a) any income of the Company exempt from U.S. federal income tax and not otherwise taken into account in computing taxable income or loss will be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section l.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss will be subtracted from such taxable income or loss;

(c) in the event the Carrying Value of any Company asset is adjusted in accordance with the definition of Carrying Value, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset;

(d) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for U.S. federal income tax purposes will be computed by reference to the Carrying Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Carrying Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Fiscal Period;

(f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734 of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of Units, the amount of such adjustment shall be treated either as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases the basis of the asset) from the disposition of the asset;

(g) any fees and other expenses incurred by the Company to promote the sale of (or to sell) a Unit that can neither be deducted nor amortized under Section 709 of the Code will be treated as an item of deduction; and

(h) excluding any items specially allocated under any provision of this Agreement (including, without limitation, Section 8.2).

“Registrable Securities” shall mean the Class A Common Units and the Class C Common Units or any equity security of another entity issued in exchange for the Class A Common Units or Class C Common Units, whether or not issued, in anticipation of an Initial Public Offering, other than those Units or other equity securities (a) sold by a Shamrock Member in a transaction in which its registration rights under this Agreement are not assigned, (b) sold pursuant to an effective registration statement under the Securities Act, (c) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act (including transactions under Rule 144 promulgated under the Securities Act, or a successor thereto) so that all transfer restrictions and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (d) that are available to be sold without registration and without regard to manner of sale and volume limitations pursuant to Rule 144 or a successor thereto.

“Revaluation Event” shall mean each of the following events: (a) the contribution of money or other property (other than a de minimis amount) by any Person, including an existing Member, to the capital of the Company as consideration for Units; (b) the issuance of Units (other than a de minimis amount) as consideration for the provision of services to or for the benefit of the Company by any Person, including an existing Member, or by a new Member acting in a member capacity or in anticipation of becoming a member; (c) the distribution of money or other property (other than a de minimis amount) by the Company to a retiring or continuing Member in respect of Units; (d) the liquidation of the Company; or (e) such other times as permitted by Treasury Regulations Sections 1.704-1(b) and 1.704-2 or the Board reasonably determines necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Exchange Act of 1933, as amended.

“Shamrock Management Agreement” shall mean that certain Management Agreement dated as of the date hereof between Shamrock Capital Advisors, Inc. and Screenvision.

“Shamrock Members” shall mean Shamrock Capital Growth Fund II, L.P. and Shamrock Screenvision Co-Invest I LLC and any Permitted Transferees of either of them that become a Shamrock Member without violation of the terms of this Agreement and that execute a Joinder as a Shamrock Member.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons is entitled to a majority of the distributions from such limited liability company, partnership, association or other business entity if such limited liability company, partnership, association or other business entity were liquidated as of the end of the year or is or controls the managing director, general partner or similar controlling Person of such limited liability company, partnership, association or other business entity.

“Target Capital Account” shall mean, with respect to any Member as of the close of business on the last day of any Fiscal Period, an account maintained by the Company for such

Member (which may have either a positive or a deficit balance) the balance of which equals the amount such Member would receive as a distribution if all assets of the Company as of such date were sold for cash equal to their Carrying Values (assuming for this purpose only that the Carrying Value of an asset that secures a non-recourse liability for purposes of Treasury Regulations Section 1.1001-2 is no less than the amount of such liability that is allocated to such asset in accordance with Treasury Regulations Section 1.704-2(d)(2)), all the Company’s liabilities were satisfied to the extent required by their terms and the net proceeds were distributed pursuant to Section 9.1(b).

“Taxable Year” shall mean the taxable year of the Company, which shall end on December 31 of each year; provided, that, in the case of the Company’s final Taxable Year, such Taxable Year shall end on the date on which the winding up of the Company is completed.

“Technicolor Member” shall mean each of the Technicolor Parties and any Permitted Transferees of a Technicolor Member that become a Technicolor Member without violation of the terms of this Agreement and that execute a Joinder as a Technicolor Member.

“Transfer” means any direct or indirect transfer of Units, whether by sale, assignment, conveyance, gift, will, devise, bequest, operation of the laws of descent and distribution, or in trust, pledge, hypothecation, mortgage, encumbrance or other disposition, directly or indirectly (including the direct or indirect change in beneficial ownership or control of any Member or Permitted Transferee (other than Carmike or Technicolor S.A.)); provided, that a Transfer shall not be deemed to occur with respect to Units held by a Carmike Member or a Technicolor Member upon the occurrence of a sale of all or substantially all of the assets, or the consummation of a transaction or series of transactions resulting in a Change of Control, of Carmike or Technicolor S.A., as applicable. For the avoidance of doubt, no change in the direct or indirect beneficial ownership of securities of Carmike or Technicolor S.A. and no change of control of Carmike or Technicolor S.A. shall be deemed to be a “Transfer” for purposes of this Agreement.

“Travis Reid” shall mean Travis Reid, an individual resident of the State of New York, Class B Member and Chief Executive Officer of the Company.

“Treasury Regulations” shall mean the regulations promulgated by the United States Treasury Department under the Code, as amended from time to time.

“Unit” shall mean, with respect to a Member, any unit of interest in the Company issued to any Member pursuant to this Agreement, representing, subject to the terms of any such unit, such Member’s ownership interest and rights as a Member in the Company, including the Member’s right to a share of the Profit and Loss (or items thereof) of the Company, its right to Distributions and to a share of the assets of the Company on liquidation and, to the extent a Unit is a Voting Unit, its right to participate in the management of the business and affairs of the Company and to vote on, consent to or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement or the Act.

“Unrealized Gain” shall mean, with respect to any property of the Company as of the date of determination, the excess of the Fair Market Value of that property as of that date of determination over the Carrying Value of that property as of that date, but determined prior to any adjustments made as a result of a Revaluation Event on such date.

“Unrealized Loss” shall mean, with respect to any property of the Company as of the date of determination, the excess of the Carrying Value of that property as of that date of determination over the Fair Market Value of that property as of that date, but determined prior to any adjustments made as a result of a Revaluation Event on such date.

“Unvested Class B Common Unit” means any Class B Common Unit that is not a Vested Class B Common Unit.

“Vested Class B Common Unit” means any Class B Common Unit that has vested pursuant to the terms and conditions of the Incentive Unit Agreement or other document pursuant to which such Class B Common Units were acquired by the initial holder thereof or any other document governing the vesting of such Class B Common Units.

“Voting Units” means the Class A Common Units and the Class C Common Units.

1.2 Index of Other Defined Terms. Capitalized terms not defined in Section 1.1 above have the respective meanings set forth in the sections referenced below:

Term	Cross-Reference in Agreement	Page

Advancement of Expenses	Section 14.3	72
Agreement	Preamble	1
Audited Annual Financial Statements	Section 11.3(a)(ii)	64
Board	Section 4.1(a)	22
Bring-Along Notices	Section 10.3(b)	44
Bring-Along Right	Section 10.3(a)	44
Capital Account	Section 7.3(a)	33
Carlton	Recitals	1
Carmike Issuance	Recitals	2
Carmike Manager	Section 4.1(b)(i)	22
Carmike	Recitals	1
Cash Investment	Recitals	1
Certificate	Recitals	1
Co-Invest	Recitals	1
Company Election Notice	Section 10.5(b)	47
Company Election Period	Section 10.5(b)	47
Company	Preamble	1
Company Undersubscription Notice	Section 10.5(c)	47
Confidential Information	Section 11.5	66
Corporate Opportunities Group	Section 3.3(a)	17
Covered Persons	Section 14.1	72
Demand Registration	Section 10.9(a)	52
Demand Registration Notice	Section 10.9(a)	52
Demanding Holder	Section 10.9(a)	52
Disability Notice	Section 10.7(b)	50

Dissolution Event	Section 13.1	70
Distribution Threshold	Section 6.2(b)	30
Exercising Member	Section 10.5(c)	47
Final Adjudication	Section 14.3	73
Financial Information	Section 11.3(a)	63
Financing Documents	Section 9.1(a)	38
Fully Exercising Investor	Section 6.3(b)	32
Gallo 8	Recitals	1
Indemnitee	Section 14.2	72
Initial Members	Recitals	1
Initial Public Offering	Section 10.8(a)	51
Investor Election Period	Section 10.5(c)	47
Involuntary Transfer	Section 10.6(a)	49
Involuntary Transfer Notice	Section 10.6(a)	49
Involuntary Transfer Repurchase Notice	Section 10.6(b)	49
Involuntary Transfer Repurchase Price	Section 10.6(b)	49
Involuntary Transfer Repurchase Right	Section 10.6(b)	49
Involuntary Transferee	Section 10.6(a)	49
Joinder	Section 3.1(a)	16
Manager	Section 4.1(b)	22
Member Election Notice	Section 10.5(c)	47
Member Information	Section 11.5)(e)	68
New Members	Section 3.1(a)	16
New Securities	Section 6.3	31
New Securities Offer Notice	Section 6.3(a)	31
Newco	Section 10.8(a)	51
Non-Offering Member	Section 10.5(a)	47
Non-Offering Members	Section 10.5(a)	47
Offer	Section 10.5(a)	47
Offer Notice	Section 10.5(a)	47
Offer Period	Section 10.5(a)	47
Offering Member	Section 10.5(a)	47
Officer	Section 5.1	26
Original Agreement	Recitals	1
Other Members	Section 10.2(a)	42
Proceeding	Section 14.2	72
Proposed Rules	Section 6.2(c)	30
Proposed Sale	Section 10.4	45
Prospective Purchaser	Section 10.2(a)	42
Purchase Agreement	Recitals	1
Regulatory Allocations	Section 8.4(a)	37
Reinstatement Notice	Section 10.7(b)	50
Related Person	Section 3.14	22
Representatives	Section 11.5(b)	67
Repurchase Disability	Section 10.7(a)	50
Safe Harbor Election	Section 6.2(c)	30
Sale Notice	Section 10.2(c)	42
Screenvision	Recitals	1
Selling Investors	Section 10.2(a)	42
Shamrock Managers	Section 4.1(b)(iii)	23
Share Exchange	Recitals	1

Tag-Along Notice	Section 10.2(c)	42
Tag-Along Option Period	Section 10.2(c)	43
Tag-Along Right	Section 10.2(a)	42
Tax Matters Partner	Section 12.2(a)	68
Technicolor Manager	Section 4.1(b)(ii)	23
Technicolor Parties	Recitals	1
Third Party Terms	Section 10.2(d)	43
Unaudited Quarterly Financial Statements	Section 11.3(a)(iv)	64
Undertaking	Section 14.3	72

1.3 Form of Pronouns; Number; Construction. Unless the context otherwise requires, as used in this Agreement, the singular number includes the plural and the plural number may include the singular. The use of any gender shall be applicable to all genders. Unless otherwise specified, references to Articles, Sections or subsections are to the Articles, Sections and subsections in this Agreement. Unless the context otherwise requires, the term “including” shall mean “including, without limitation.”

ARTICLE 2

ORGANIZATION

2.1 Name. The original name of the Company is “SV Holdco, LLC.” All Company business must be conducted in that name or such other name or names as the Board may from time to time designate; provided that the name shall always contain the words “Limited Liability Company” or “LLC.”

2.2 Filing of Certificates. Each of the Officers is hereby designated as an “authorized person,” within the meaning of the Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware and is also authorized to execute, deliver and file any other certificates, notices or documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. Kevin Yonei has executed and filed the Certificate with the Secretary of State of the State of Delaware as an authorized person within the meaning of the Act. Kevin Yonei ceased to be an “authorized person” upon the filing of the Certificate with the Secretary of State of the State of Delaware. Such executions and filings are hereby ratified and confirmed in all respects.

2.3 Term. The term of the Company shall be perpetual from the date of filing of the Certificate with the Secretary of State of the State of Delaware, unless the Company is earlier dissolved in accordance with the provisions of this Agreement.

2.4 Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

2.5 Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act and all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 2.4.

2.6 Principal Business Office. The principal business office of the Company shall be located at 4444 W. Lakeside Drive, Burbank, CA 91505, or at such other location as may hereafter be determined by the Board.

2.7 Registered Office and Registered Agent. Until such time as the Board has appointed a different Person to act in the State of Delaware as the agent of the Company for service of process, the address of the registered office of the Company in the State of Delaware, and the name and address of the registered agent of the Company for service of process on the Company in the State of Delaware, is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Kent County, Dover, Delaware 19904.

ARTICLE 3

MEMBERS; LIMITED LIABILITY OF MEMBERS; CLASSES;

INTERESTS OF MEMBERS; CERTIFICATES; VOTING RIGHTS;

MEETINGS OF MEMBERS

3.1 Members; Admission of New Members; No View to Distribution.

(a) Each of the parties to this Agreement, and each Person admitted as a Member of the Company pursuant to this Agreement, shall be a Member of the Company until it ceases to be a Member in accordance with the provisions of this Agreement. Subject to Section 10.1, additional Persons may be admitted to the Company as Members (“New Members”) only upon the affirmative vote of a majority of the Managers (unless unanimous approval of the Managers is required pursuant to Section 3.6(e), consent is required pursuant to Section 3.6(f) or Section 3.6(g) or is not prohibited by Section 10.1(h)) and upon such terms and conditions as are established by the Managers, which may include the establishment of classes or groups of Members having different relative rights, powers and duties, including rights and powers that are superior or inferior to those of existing Members, or the right to vote as a separate class or group on matters specified by amendment of this Agreement; provided, that any New Member shall be admitted as a New Member only upon such New Member’s agreement to be bound by the terms and conditions of this Agreement and execution of a joinder substantially in the form attached hereto as Exhibit A (a “Joinder”). New Members shall be admitted at the time when all conditions to their admission have been satisfied, as determined by the Board, subject to Sections 3.6(e) and (f), and Schedule 1 and Schedule 2 of this Agreement shall be amended or restated accordingly (which schedules shall be maintained by the Secretary of the Company).

(b) Each Member hereby confirms that the Units acquired by such Member are acquired for investment for the Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Member has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Member further represents that the Member does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Units.

3.2 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither any Member nor Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as Manager of the Company.

3.3 Waiver of Fiduciary Duties/Corporate Opportunities. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Members. Further, each Member hereby to the fullest extent permitted by law, waives with respect to each other Member, any and all fiduciary duties that, absent such waiver, may be implied by law, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of the Members to one another and to the Company are only as expressly set forth in this Agreement. Subject to any noncompetition obligations set forth in any other agreement to which any Member may be party, without any accountability to the Company or any Member by virtue of this Agreement:

(a) Each Member and its Affiliates, and their respective officers, directors, shareholders, partners, members, agents and employees (collectively, a “Corporate Opportunities Group”), shall not in any way be prohibited or restricted from engaging or investing in, independently or with others, any business opportunity of any type or description;

(b) Neither the Company nor any Member or such Member’s Corporate Opportunities Group shall have any right in or to such other business opportunities of any other Member or such other Member’s Corporate Opportunities Group or to the income or proceeds derived therefrom;

(c) No Member or its Corporate Opportunities Group shall be obligated to present any business opportunity to the Company or any other Member or such other Member’s Corporate Opportunities Group, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company, or if presented to any other Member or other Member’s Corporate Opportunities Group, could be taken by such Persons; and

(d) Each Member and its Corporate Opportunities Group shall have the right to hold any such business opportunity for its own account or to recommend such opportunity to Persons other than the Company, any other Member or any Person in such other Member’s Corporate Opportunities Group.

3.4 Nature of Ownership; Agreement is Binding upon Successors. The Units held by Members constitute their personal property. Except as otherwise provided in this Agreement, no Member shall be deemed to have an interest in any specific asset or property of the Company as a result of such Person’s status as a Member. Subject to the provisions of Article 10, in the event of the death or legal disability of any Member, the executor, trustee, administrator, guardian, conservator or other legal representative of such Member shall be bound by the provisions of this Agreement. Subject to the provisions of Article 10, if a Member that is not a natural person is dissolved or terminated, the successor of such Member shall be bound by the provisions of this Agreement.

3.5 Certificates Evidencing Units. The Company will not issue to its Members certificates representing the Units held by such Member; provided, that, following the date hereof, the Company may, at the discretion of the Board, issue to every Member of the Company certificates signed on behalf of the Board by its Officers, representing the Units held by such Member, which signatures may be facsimiles. If a certificate is worn out or lost, it may be renewed on production of the worn out certificate or on satisfactory proof of its loss, together with such indemnity as may be reasonably required by the Board. Any certificate for Units shall be imprinted with a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED AS OF                     , 20    , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT GOVERNING THE ISSUER OF THESE UNITS (THE “COMPANY”) AND BY AND AMONG CERTAIN INVESTORS. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

3.6 Voting Rights; Actions Requiring Member Approval.

(a) Except as specifically provided herein or as otherwise required by applicable law, (i) each Class A Common Unit and Class C Common Unit shall carry the right to one (1) vote on all matters to be voted on by the Members of the Company and (ii) the Class B Common Units shall be non-voting Units and shall not entitle the holders thereof to vote on any matters to be voted on by the Members. When a quorum is present (as determined pursuant to Section 3.9), either in person or by proxy, the affirmative vote of the majority of Voting Units voting together as a single class shall be the act of the Members, unless the subject matter is one upon which by express provision of the Act or this Agreement requires the consent of a greater majority, or of a specific Member or Members, in which two cases such express provision shall govern and control the decision of such question.

(b) Only Persons who are listed as being Members holding Voting Units on the records of the Company on the record date as provided in Section 3.12 of this Agreement shall be entitled to receive notice of and to vote at such meeting. Any Member entitled to vote on any matter may cast part of its votes in favor of the proposal and refrain from exercising the remaining votes or vote against the proposal (other than for election or removal of a Manager), but if the Member fails to specify the Units that such Member is voting affirmatively, it will be conclusively presumed that the Member’s approving vote is with respect to all votes that such Member is entitled to cast. Such vote may be by voice or by ballot; provided, that all votes for election or removal of a Manager must be by ballot upon demand made by a Member at any meeting at which such election or removal is to be considered and before the voting begins.

(c) Without limiting the preceding provisions of this Section 3.6, no Person shall be entitled to exercise any voting rights as a Member until such Person shall have (i) been admitted as a Member and (ii) made in full any Capital Contribution required of such Person.

(d) Members who are not holders of Voting Units shall have no right to consent to or vote on any matter under this Agreement or under the Act.

(e) The Company shall not take any of the following actions without first obtaining the unanimous approval of the Board and consent of holders of Voting Units representing at least seventy-five percent (75%) of the Voting Units issued and outstanding immediately prior to the time such action is taken:

(i) fundamentally and materially alter the scope of the Business;

(ii) amend or modify the Certificate of Formation of the Company or this Agreement in a manner adversely affecting the rights of the Shamrock Members, the Technicolor Members, the Carmike Members or their Permitted Transferees (it being understood that merely issuing additional Class A Common Units, Class B Common Units or Class C Common Units shall not in and of itself be deemed to adversely affect the rights of existing Members);

(iii) (A) file any voluntary petition for the Company or any material Company Subsidiary under the federal bankruptcy code, or seek the protection of any other foreign, federal or state bankruptcy or insolvency law or debtor relief statute; (B) dissolve the Company or any material Subsidiary of the Company or (C) terminate the Company’s operations or the material operations of any material Subsidiary of the Company;

(iv) take any action that causes, for federal income tax purposes, (A) Screenvision to be taxed as a partnership or disregarded entity, (B) the Company to be taxed as other than a partnership (other than pursuant to Section 10.8) or (C) the Company to be engaged in a United States trade or business;

(v) repurchase or redeem any Units other than repurchases of Class B Units upon any Class B Member ceasing to provide services to or for the benefit of the Company;

(vi) incur or allow Screenvision and its Subsidiaries to incur any indebtedness for borrowed money that results in the Company and its Subsidiaries having indebtedness for borrowed money outstanding with an aggregate principal amount that exceeds an amount that is equal to five times the earnings before interest, depreciation, taxes and amortization of the Company and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of the most recently completed fiscal quarter prior to the date of the incurrence of such indebtedness;

(vii) make any Distribution (other than a Tax Distribution) to the holders of Class A Common Units or Class C Common Units that would not be allocated to such holders in accordance with their respective Distribution Ratios, other than as described in Section 9;

(viii) authorize the issuance of more than 400,000 Class B Common Units; and

(ix) issue equity securities to any Member or Permitted Transferee, if any of the rights, preferences and privileges of such equity securities would be senior in priority to any of the rights, preferences and privileges of the Class A Common Units or Class C Common Units at the time of issuance of such equity securities.

(f) Subject to the terms of this Agreement and for so long as the Carmike Members continue to own Class C Common Units representing at least fifty percent (50%) of the Class C Common Units owned by the Carmike Members as of the date of this Agreement, without first obtaining the approval of holders of a majority of the Class C Common Units held by Carmike Members, the Company shall not issue equity securities to any theater exhibitor if any of the rights, preferences and privileges of such equity securities would be more favorable than any of the rights, preferences and privileges of the Class A Common Units or Class C Common Units.

(g) Without first obtaining the approval of both (i) holders of a majority of the Class A Common Units held by the Technicolor Members (for so long as such Technicolor Members continue to own Class A Common Units representing at least fifty percent (50%) of the Class A Common Units owned by such Members as of the date of this Agreement) and (ii) holders of a majority of the Class C Common Units held by the Carmike Members (for so long as such Carmike Members continue to own Class C Common Units representing at least fifty percent (50%) of the Class C Common Units owned by such Members as of the date of this Agreement), the Company shall not effect any transaction or series of related transactions that requires or would reasonably be likely to require payment to Carlton (or a successor or assignee of Carlton) pursuant to Section 6.9 of the Purchase Agreement.

(h) Nothwithstanding any other provision of this Agreement (including this Section 3.6), the Company shall be authorized to enter into that certain Loan and Security Agreement, dated as of the Closing Date (as defined in the Purchase Agreement), among the Company, City National Bank, as Agent, the other agent and Lender parties thereto and the Borrowers (as defined therein) party thereto (as amended from time to time in accordance with the provisions thereof, the “Loan Agreement”) and all related Loan Documents (as defined in the Loan Agreement) and other related financing documents to which the Company is a party, and to perform its obligations under such Loan Agreement and related Loan Documents and other financing documents, including without limitation the granting of liens on its assets in connection therewith.

3.7 Place of Meetings. All meetings of the Members shall be held at any place within or outside the State of Delaware as may be designated by the Board. In the absence of such designation, Members’ meetings shall be held at the principal business office of the Company.

Members may participate in meetings by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

3.8 Meetings of Members. Meetings of the Members for the purpose of taking any action permitted to be taken by the Members may be called by the Board or any Member or group of Members holding ten percent (10%) or more of the Voting Units then outstanding. Upon request in writing that a meeting of Members be called for any proper purpose, the Board forthwith shall cause notice of such meeting to be given to the Members entitled to vote at such meeting. Notice may be given by telephone, facsimile, mail, telegram or any other means of communication. Except as otherwise required by law, notice of such meetings shall be given to each Member entitled to vote not less than two (2) Business Days nor more than sixty (60) days before the meeting.

3.9 Quorum. At all meetings of the Members, the presence at any meeting in person or by proxy of Members holding not less than a majority of Voting Units entitled to vote at such meeting shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Members, the Members present and entitled to vote at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.10 Waiver of Notice. Notice of a meeting of the Members need not be given to any Member who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Member. All such waivers, consents and approvals shall be filed with the Company’s records and made a part of the minutes of the meeting.

3.11 Action by Members Without a Meeting. Any action required or permitted to be taken by the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by Members having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting of the Members at which all Members holding Voting Units were present and voted. All such consents shall be filed with the Board and shall be maintained in the Company’s records.

3.12 Record Date. The Board may fix a time in the future as a record date for the determination of the Members entitled to notice of and to vote at any meeting of Members, to receive any report and to receive Distributions. The record date so fixed shall be not more than sixty (60) days nor less than five (5) days prior to the date of any meeting, nor more than sixty (60) days prior to any other event for the purposes of which it is fixed. When a record date is so fixed, only Members of record at the close of business on that date are entitled to notice of and to vote at any such meeting, to give consent without a meeting, to receive any report, to receive a Distribution or to exercise the rights, as the case may be, notwithstanding any transfer of any interests on the books of the Company after the record date, except as otherwise provided by the

Act, the Certificate or this Agreement. If the Board does not so fix a record date, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be the close of business on the Business Day immediately preceding the day on which notice is given or, if notice is waived, at the close of business on the Business Day immediately preceding the day on which the meeting is held.

3.13 Members are not Agents. Pursuant to Article 4 of this Agreement, the management of the Company is vested in the Board. The Members shall have no power to participate in the management of the Company except as expressly authorized by the Act, this Agreement or the Certificate. No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Board, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

3.14 Transactions of Members with the Company. Subject to any limitations set forth in this Agreement, a Member, its Affiliates or any of their respective stockholders, partners, directors, officers, managers, employees or direct or indirect members (each, a “Related Person”) may lend money to and transact other business with the Company. A Related Person shall have the same rights and obligations with respect thereto as a Person that is not a Related Person. No Member shall be obligated to lend money to the Company. Any loan by a Member to the Company shall be separately entered on the books of the Company as a loan to the Company and shall bear interest at such rate as may be agreed upon by the Company and the lending Member. Any such loan shall not be treated as a Capital Contribution. Any such loans or transactions with Related Persons shall be approved by the majority of the disinterested Managers (which such majority shall include the Carmike Manager and the Technicolor Manager, unless either or both of them is not disinterested); provided that the Members agree that any payments to a Related Person pursuant to Section 4.10 and actions and payments contemplated by the Shamrock Management Agreement shall not be deemed to be “transactions” for purposes of this sentence.

ARTICLE 4

MANAGEMENT OF THE COMPANY

4.1 Board; Designation and Powers of the Board.

(a) The business and affairs of the Company shall be managed by or under the direction of one or more Managers (the “Board”). The Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Delaware. Each Manager is hereby designated a “manager” of the Company within the meaning of the Act. Except as otherwise required by law, approval of any action by the Board in accordance with this Agreement shall constitute approval of such action by the Company.

(b) The Board shall consist of up to seven (7) individuals (each, a “Manager”), or such other number as may be fixed from time to time by the affirmative vote of a majority of the Managers; provided that the Board shall not have less than two (2) Managers.

(i) Until such time that the Carmike Members cease to own Units representing at least ten percent (10%) of the issued and outstanding Units of the Company, the Carmike Members, voting together, shall have the right to appoint one (1) Manager to the Board (the “Carmike Manager”).

(ii) Until such time that the Technicolor Members cease to own Units representing at least ten percent (10%) of the issued and outstanding Units of the Company, the Technicolor Members, voting together, shall have the right to appoint one (1) Manager to the Board (the “Technicolor Manager”).

(iii) One Manager of the Board shall be the Company’s Chief Executive Officer.

(iv) The Initial Member and its Permitted Transferees, if any, voting together, shall have the right to appoint any remaining Managers to the Board and initially shall have the right to appoint up to four (4) Managers to the Board (each, a “Shamrock Manager”).

(v) Any Manager appointed as described in Section 4.1(b) may be removed from the Board (with or without cause) at the written request of the Member(s) that has the right to designate such Manager.

(vi) In the event that any Manager appointed as described in Section 4.1(b) ceases to serve as a Manager during such Manager’s term of office, the resulting vacancy on the Board shall be filled by a Manager appointed by the Member that has the right to appoint such Manager under Section 4.1(b). If the Member having the right to appoint such Manager fails to so designate another Manager, then such Manager’s position shall remain vacant until such time as the Member entitled to appoint such Manager elects to fill such vacancy.

(c) Any Manager may resign at any time by giving written notice of his or her resignation to the Board or the Secretary of the Company. Any such resignation shall take effect at the time specified therein, or, if the time is not specified, upon receipt thereof by the Board or the Secretary, as the case may be. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. A successor to such Manager shall be designated by the Member that designated the resigning Manager. Unless otherwise restricted by law, any Manager may be removed, with or without cause, at any time by the Member who designated such Manager or Managers, and any vacancy caused by any such removal or any vacancy caused by any other reason may be filled by such Member.

(d) The Members hereby appoint the Managers set forth in Schedule 3 until their respective removal, replacement or resignation.

(e) The Board may elect one Manager as Chairman of the Board to conduct meetings of the Board and oversee the administration of the Board. The Initial Chairman of the Board shall be Stephen D. Royer.

(f) From time to time, the Board may grant other persons the right to attend meetings of the Board in a non-voting observer capacity subject to terms and conditions as the Board may determine in its discretion. Unless otherwise agreed in writing with any such observer or any Member designating an observer, no person serving as an observer shall have any fiduciary duties as a result of serving in such capacity.

(g) Any Manager or observer who has an employment or other economic relationship with any Person that is a customer, vendor, exhibition partner or other commercial business partner of Screenvision shall recuse himself or herself, and may be excluded from the portion of any meeting of the Board at which business information is discussed that is deemed in good faith by the remaining Managers to be competitively sensitive information. In the event that a Manager or observer is excluded, one or more remaining Managers shall inform the excluded Manager or observer in reasonably sufficient detail of the rationale for such exclusion.

4.2 Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than 48 hours’ notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Managers.

4.3 Quorum; Acts of the Board. At all meetings of the Board, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board. Each Manager present at any meeting of the Board or each Manager signing any written resolution or consent of the Board or authorizing any other action of the Board shall have the right to exercise one (1) vote in the aggregate at any such meeting or in respect of such resolution, consent or action. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

4.4 Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

4.5 Waiver of Notice; Consent to Meeting. Notice of a meeting of the Board need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Manager. All such waivers, consents and approvals shall be filed with the Company’s records and made a part of the minutes of the meeting.

4.6 Action by Board Without a Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, is unanimous and signed by all Managers. Such written consent or consents shall be filed with the minutes of the proceedings of the Board.

4.7 Committees of the Board.

(a) The Board may, by unanimous resolution of the whole Board, designate one or more committees. Each committee shall consist of one or more of the Managers of the Company, as the Board shall approve by majority vote; provided that the Carmike Manager shall be entitled to serve on each committee as a full voting Manager. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(b) Any such committee, to the extent provided in the unanimous resolution of the Board, and subject in all cases to the provisions of this Agreement, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.8 Agency Authority of Managers. Except as expressly authorized and directed by the Board, individual Managers are not agents of the Company and the actions of an individual Manager shall not bind the Company.

4.9 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Manager shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager of the Company.

4.10 Compensation of Managers. The Board shall have the authority to fix the compensation of the Managers. The Managers and any observers pursuant to Section 4.1(f) may be paid their expenses, if any, of attending meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or, in the case of the Managers, a stated salary as Manager. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings as determined by the Board. Notwithstanding the foregoing, the Company shall not pay compensation to Managers and/or observers who are employees of a Member or any Affiliate of a Member (other than the Company or any of its Subsidiaries), but may reimburse such Persons for their out-of-pocket expenses of attending meetings.

4.11 Managers May Engage in Other Activities. Subject to the terms of any employment, consulting, noncompetition, or other agreement between any Manager and the Company or any of its Subsidiaries, Managers are not obligated to devote all of their time or business efforts to the affairs of the Company; provided, that the Managers shall devote such time, effort and skill as is necessary for the proper operation of the Company and the Business.

Subject to the foregoing, the Managers may have other business interests and may engage in other activities in addition to those related to the Company. Neither the Company nor any Member shall have the right, by virtue of this Agreement, to share or participate in such other investments or activities of any Manager or to the income derived therefrom.

4.12 Substitute Appointment. Any Manager may, by delivery of advance written notice to the Company signed by such Manager, designate an individual to act as the temporary substitute for such Manager at any meeting of the Board that such Manager is unable to attend, and attendance at any meeting of the Board by any such designated individual shall be deemed to constitute attendance at such meeting by the Manager for whom such individual is designated. Any such designated individual who attends a meeting of the Board as a temporary substitute as aforesaid shall have all the powers and duties (including duties to maintain confidentiality) that the absent Manager has in respect of that meeting.

ARTICLE 5

OFFICERS

5.1 Number. The officers of the Company (each, an “Officer”) shall be chosen by the Board and shall consist of at least a Chief Executive Officer or President, Chief Financial Officer or Treasurer, and a Secretary. The Board may also choose one or more Vice Presidents and Assistant Secretaries. Any number of offices may be held by the same person. The Board may appoint such other Officers and agents as it shall deem necessary or advisable. The Board may delegate to any Officer the power to appoint, remove and prescribe the duties of any other Officer provided for in this Section.

5.2 Election, Term of Office and Qualifications. The Officers shall be appointed for such term as shall be determined from time to time by the Board. Notwithstanding the foregoing, the Board shall use commercially reasonable efforts to consult with Carmike regarding any decision to hire or fire any Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company and/or Screenvision in advance of taking such action (it being understood that the Board may act without such prior consultation if doing so is not reasonably feasible or consistent with the Board’s fiduciary duties under the circumstances in which such action is taken (e.g., if the Board needed to respond quickly to terminate the Chief Executive Officer in the face of a public scandal)). Each Officer shall hold office until a successor shall have been duly chosen and qualified or until such Officer’s earlier death, disqualification, resignation or removal.

5.3 Removal. Subject to Section 5.2, any Officer may be removed, with or without cause, at any time by the Board.

5.4 Resignations. Subject to the terms of any applicable employment agreement, any Officer may resign at any time by giving written notice of his or her resignation to the Board or the Secretary of the Company. Any such resignation shall take effect at the time specified therein, or, if the time is not specified, upon receipt thereof by the Board or the Secretary, as the case may be. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

5.5 Vacancies. A vacancy in any office for any reason shall be filled by the Board for the unexpired portion of the term thereof and until a successor shall have been duly chosen and qualified, or until such Officer’s earlier death, disqualification, resignation or removal.

5.6 Powers.

(a) Chief Executive Officer. The Chief Executive Officer of the Company shall have, subject to the control of the Board, general and active supervision and management over the day-to-day business of the Company in its ordinary course and over its several officers, assistants, agents and employees. The Chief Executive Officer shall report to and consult with the Board from time to time.

(b) Chief Financial Officer or Treasurer. The Chief Financial Officer (or Treasurer) shall, subject to the control of the Board, have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Chief Financial Officer (or Treasurer) shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and to the Board, when so required, an account of all of the Chief Financial Officer’s (or Treasurer’s) transactions and of the financial condition of the Company.

(c) President. In the absence of the Chief Executive Officer or in the event of the Chief Executive Officer’s inability to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(d) Vice Presidents. In the absence of the Chief Executive Officer and the President or in the event of the Chief Executive Officer’s and the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in order designated by the Board, or in the absence of any designation, then in the order of their appointment), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(e) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary or any Assistant Secretary shall attend all meetings of the Board and all meetings of the Members, if any, and record all the proceedings of the meetings of the Company in a book to be kept for that purpose and perform like duties for the standing committees, if any, when required. The Secretary shall give, or cause to be given, notice of special meetings of the Board and all meetings of the Members, if any, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

5.7 Compensation. The compensation of the Officers shall be fixed from time to time by the Board. Nothing contained herein shall preclude any Officer from serving the Company, any related person or any Member in any other capacity and receiving proper compensation therefor.

5.8 Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company.

5.9 Fiduciary Duties of Officers. Each Officer, solely in his or her capacity as an Officer, shall owe the Company and its Members fiduciary duties consistent with the fiduciary duties owed by an officer of a Delaware corporation under Delaware law.

ARTICLE 6

UNITS

6.1 Units.

(a) The membership interests in the Company are divided into and represented by the Units, currently classified as Class A Common Units, Class B Common Units and Class C Common Units, with each having the rights and obligations specified in this Agreement, as it may be amended from time to time. The Secretary of the Company shall maintain Schedule 1 and Schedule 2, identifying the Members from time to time, their respective mailing addresses and the Units held by them. The Secretary shall amend such schedules from time to time as necessary.

(b) Subject to the terms of this Agreement (including Sections 3.6(e), (f) and (g) and the Carmike Subscription Agreement), the Board may issue additional Class A Common Units, Class B Common Units and Class C Common Units for such purposes and in exchange for such Capital Contributions as it shall deem necessary or desirable or in exchange for services, and the Board may create and issue any other class or classes of Units or other equity interests in the Company for such purposes and in exchange for such consideration as it shall deem necessary or desirable, and shall issue the Bonus Units (as defined in the Carmike Subscription Agreement) to Carmike as and when required by the Carmike Subscription Agreement, which Units or other equity interests in the Company may have rights and obligations that are different from, and superior or inferior to, those of the Class A Common Units, the Class B Common Units and the Class C Common Units.

(c) A Member may own one or more classes of Units. Except as provided herein, the ownership of a Unit of one class shall not affect the rights or obligations of a Member with respect to Units of other classes. Any reference to the holder of a class of Units shall be deemed to refer to such holder only to the extent of the Units of the relevant class held by the Member, unless the context clearly requires otherwise.

(d) Units of one class may not be converted into or exchanged for Units of any other class without the prior written approval of the Board.

(e) Any Unit that is repurchased by the Company shall no longer be deemed to be outstanding for any purpose under this Agreement.

(f) Pursuant to the Incentive Unit Agreements entered into by the Company from time to time and upon approval by the Board, the Company may issue up to an aggregate of 200,000 Class B Common Units, constituting five percent (5%) of the authorized Units as of the date hereof (excluding the Bonus Units issuable to Carmike pursuant to the Carmike Subscription Agreement), subject to further increase or decrease at the discretion of the Board and Section 3.6(e).

6.2 Incentive Units and Carmike Units.

(a) The Company and each Member agree to treat each Class B Common Unit granted to a Class B Member pursuant to an Incentive Unit Agreement and each Class C Common Unit granted to a Class C Member pursuant to the Carmike Subscription Agreement as a separate “profits interest” within the meaning of (i) Rev. Proc. 93-27, 1993-2 C.B. 343, as clarified by Rev. Proc. 2001-43, 2001-34 I.R.B. 191, or (ii) any final Treasury Regulations concerning the U.S. federal income tax consequences of the grant and forfeiture of Compensatory Units. The Company shall treat each Class B Member and Class C Member as the owner of its Class B Common Units or Class C Common Units, as applicable, from the date such Class B Common Units or Class C Common Units, as applicable, are granted, and shall file its IRS Form 1065, and issue appropriate Schedules K-1, to such Class B Member or Class C Member, as applicable, allocating to such Class B Member or Class C Member, as applicable, its distributive share of all items of income, gain, loss, deduction and credit associated with such Class B Common Units or Class C Common Units, as applicable. Each Class B Member or Class C Member, as applicable, agrees to take into account such distributive share in computing its U.S. federal income tax liability for the entire period during which it holds such Class B Common Units or Class C Common Units, as applicable. Unless otherwise required by a Final Determination, the Company and each Member agree not to, and the Company shall cause Screenvision and its Subsidiaries not to, claim a deduction (as wages, compensation, amortization, depreciation or otherwise) for the fair market value of any Class B Common Unit issued to a Class B Member or any Class C Common Unit issued to a Class C Member, as applicable, either at the time of the grant of the Class B Common Unit or Class C Common Unit, as applicable, at the time an Unvested Class B Common Unit becomes a Vested Class B Common Unit or at the time that any Class C Common Units are no longer subject to forfeiture pursuant to the terms of the Carmike Subscription Agreement. The undertakings contained in this Section 6.2(a) shall be construed in accordance with Section 4 of Rev. Proc. 2001-43 or the corresponding provision of any final Treasury Regulations concerning the U.S. federal income tax consequences of the grant and forfeiture of Compensatory Units. Each Class B Member who receives an Unvested Class B Common Unit (whether issued on or after the date hereof) and Carmike agrees to timely and properly make an election under Section 83(b) of the Code with respect to each Unvested Class B Common Unit (or, in the case of Carmike, Class C Common Units) received and provide a copy of such election to the Company. Subject to any final Treasury Regulations concerning the U.S. federal income tax consequences of the grant and forfeiture of Compensatory Units, the provisions of this Section 6.2(a) shall apply regardless of whether or not the Class B Member or Carmike, as the case may be, files an election pursuant to Section 83(b) of the Code with respect to such Class B Common Units or Class C Common Units, respectively.

(b) Each Class B Common Unit and Class C Common Unit shall have a Distribution Threshold set forth in such Member’s Incentive Unit Agreement or the Carmike Subscription Agreement, as applicable. “Distribution Threshold ” shall mean, (i) with respect to each Class B Common Unit, an amount specified by the Board at the time of its issuance that shall not be less than the amount of Distributions that would be distributed to the Members under Section 9.1 hereof if, immediately after the issuance of such Class B Common Unit, all the assets of the Company were sold for their respective Fair Market Values, the liabilities of the Company were paid in full and the remaining proceeds were distributed in accordance with Section 9.1; provided, however, that if Section 9.4 would apply to cause such hypothetical Distributions with respect to each outstanding Class C Common Unit to be less than such hypothetical Distributions with respect to each outstanding Class A Common Unit, the Distribution Threshold with respect to the Class B Common Unit in question shall be increased to the extent necessary so that notwithstanding Section 9.4, such hypothetical Distributions would be the same on a per-Unit basis for each outstanding Class A Common Unit and for each outstanding Class C Common Unit; and (ii) with respect to each Class C Common Unit, the amount set forth in (or, in the case of Bonus Units, determined pursuant to) the Carmike Subscription Agreement. The Distribution Threshold for any Class B Common Units and Class C Common Units shall be adjusted automatically as necessary to take into account any additional Capital Contributions made to the Company. Similarly, the Distribution Threshold applicable to any outstanding Class B Common Unit shall be increased as appropriate to reflect the subsequent issuance of any Bonus Units pursuant to the Carmike Subscription Agreement. The intent of this Section 6.2(b) is to ensure that all Class B Common Units and Class C Common Units issued qualify as “profits interests” under Rev. Proc. 93-27 and Rev. Proc. 2001-43, any final Treasury Regulations concerning the U.S. federal income tax consequences of the grant and forfeiture of Compensatory Units, and this Section 6.2(b) and the other provisions of this Agreement shall be interpreted and applied consistently therewith.

(c) The Board may elect to cause the Company to make an election to value any Class B Common Units and Class C Common Units issued by the Company as compensation for services to, or for the benefit of, the Company at liquidation value (the “Safe Harbor Election ”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to proposed Treasury Regulations Section 1.83-3(l) and IRS Notice 2005-43 (collectively, the “Proposed Rules ”). Upon such election, the Board shall cause the Company to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

(d) Any such Safe Harbor Election shall be binding on the Company and on all of the Members with respect to all transfers of Class B Common Units and Class C Common Units thereafter made by the Company while a Safe Harbor Election is in effect. A Safe Harbor Election once made may be revoked by the Board as permitted by any final Treasury

Regulations concerning the U.S. federal income tax consequences of the grant and forfeiture of Compensatory Units.

(e) Each Member (including each Class B Member to whom a Class B Common Unit is granted in connection with the performance of services), by signing this Agreement (or a counterpart or Joinder hereto), hereby agrees to comply with all requirements of the Safe Harbor Election with respect to all Class B Common Units and Class C Common Units granted while the Safe Harbor Election remains effective.

(f) The Board shall file or cause the Company to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to grants of Class B Common Units and Class C Common Units covered by such Safe Harbor Election.

(g) The Board is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with the Proposed Rules, the Compensatory Interest Regulations or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Member. Any undertakings by the Members necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Member, respectively.

(h) Each Member agrees to cooperate with the Board to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Board.

(i) Without limitation of any other provision herein, no disposition of any Compensatory Units in the Company by a Member shall be effective unless prior to such disposition, the transferee, assignee or intended recipient of such Unit shall have agreed in writing to be bound by the provisions of this Section 6.2, in form satisfactory to the Board.

6.3 Right to Maintain Ownership. Subject to the terms and conditions of this Section 6.3 and applicable securities laws, if the Company proposes to offer or sell any debt or equity securities of the Company, whether or not currently authorized, other than (i) Class B Common Units, (ii) Units issued to any theater exhibitor or other strategic partner in connection with the Company or any of its Subsidiaries entering into a commercial agreement with such entity, (iii) if the Company redeems or repurchases Class A Common Units from Technicolor, any issuance of the same number of Class A Common Units to any Shamrock Member or any new investor in the Company (such that the total number of outstanding Class A Common Units is unchanged by such redemption or repurchase and subsequent issuance), (iv) debt or equity securities (including securities convertible or exercisable into debt or equity securities) issued to any person that is providing debt financing to the Company or any of its Subsidiaries, (v) equity securities issued in connection with an Initial Public Offering, (vi) debt or equity securities issued as consideration in an acquisition of assets or another company (whether effected by asset purchase, stock purchase, merger, or otherwise) (such securities proposed to be offered or sold, the “New Securities”) or (vii) the issuance of “Bonus Units” to the Carmike Member pursuant to the Carmike Subscription Agreement, the Company shall afford each Class A Member and

Class C Member and Travis Reid the opportunity to purchase its pro rata portion of the New Securities.

(a) The Company shall give notice (the “New Securities Offer Notice ”) to each Class A Member and Class C Member and Travis Reid, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the New Securities Offer Notice is given, each Class A Member and Class C Member and Travis Reid may elect to purchase or otherwise acquire (or, in the case of each Class A Member and Class C Member, have its Affiliates purchase or otherwise acquire, as directed by such Class A Member or Class C Member, as applicable), at the price and on the terms specified in the New Securities Offer Notice, up to that portion, or any lesser amount, of such New Securities which equals the proportion that the applicable Units then held by such Class A Member or Class C Member or Travis Reid bears to the aggregate number of Units then held by all Class A Members, all Class C Members and Travis Reid, respectively. At the expiration of such twenty (20) day period, the Company shall promptly notify each Member that elects to purchase or acquire all the New Securities available to it pursuant to this Section 6.3 (each, a “Fully Exercising Investor ”) of any other Member’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of New Securities specified above, up to that portion of the New Securities for which Members were entitled to subscribe pursuant to this Section 6.3 but that were not subscribed for by any such Members which is equal to the proportion that the Units then held by such Fully Exercising Investor bears to the aggregate number of Units then held by all Fully Exercising Investors who wish to purchase such unsubscribed New Securities. The closing of any sale pursuant to this Section 6.3(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 6.3(c).

(c) If all New Securities referred to in the New Securities Offer Notice are not elected to be purchased or acquired as provided in Section 6.3(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 6.3(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the New Securities Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Class A Members, the Class C Members and Travis Reid in accordance with this Section 6.3.

(d) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 6.3, the Company may elect to give notice to the Class A Members, the Class C Members and Travis Reid within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Class A Member and Class C Member and Travis Reid shall have twenty (20) days from the date notice is given to elect to purchase up to the number, or any lesser amount, of New Securities that would, if purchased by such Class A Member or Class C Member or Travis Reid, maintain such Class A Member’s or Class C Member’s or Travis Reid’s, as applicable, percentage-ownership position, calculated as set forth in Section 6.3(b), before giving effect to the issuance of such New Securities. The closing of such sale shall occur within sixty (60) days of the date notice is given to the Class A Members, the Class C Members and Travis Reid.

(e) Compliance with the requirements of this Section 6.3 may be waived in respect to any issuance of New Securities by unanimous approval of the Board and the consent of Members holding at least eighty percent (80%) of the Voting Units then outstanding.

(f) The rights of Travis Reid under this Section 6.3 shall terminate upon his ceasing to be Chief Executive Officer of Screenvision or its successor.

ARTICLE 7

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

7.1 Capital Contributions. Each Member is deemed admitted as a member of the Company upon his, her or its execution and delivery of this Agreement; provided, however, that the admittance of the Initial Member shall be deemed effective as of September 9, 2010. Except as otherwise provided in this Agreement, no Member shall have any right to withdraw any portion of its Capital Contributions or Capital Account or to receive any particular asset in liquidation of the Company or otherwise.

7.2 Additional Capital Contributions.

(a) No Member is required to make any additional Capital Contributions to the Company. However, a Member may make additional Capital Contributions to the Company with the written consent of the Board in cash or in property. To the extent that any Member makes an additional Capital Contribution to the Company, such Member or Members shall acquire such number and class of Units or other equity interests in the Company as the Board shall determine to be consistent with such additional Capital Contribution.

(b) Subject to the provisions in this Agreement, the Board may issue new Units in, and admit new Members to, the Company for such consideration as it determines, and the Fair Market Value of such consideration shall be deemed to be the new Member’s initial Capital Contribution to the Company.

7.3 Capital Accounts. An individual capital account (each, a “Capital Account ”) shall be established and maintained for each Member.

(a) The initial Capital Accounts of the Members immediately following the Carmike Issuance shall be as set forth on Schedule 2, attached hereto.

(b) The Capital Account of each Member shall be maintained in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such Treasury Regulations, the following provisions:

(i) to each Member’s Capital Account there shall be credited all such Member’s Capital Contributions, if any, such Member’s distributive share of Profits, any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 8 and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

(ii) from such Member’s Capital Account there shall be debited the amount of cash and the Carrying Value of any Company assets distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses, any items in the nature of deductions or losses that are specially allocated to such Member pursuant to Article 8 and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company;

(iii) in the event all or some of a Member’s Units are transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

(iv) no Member shall be required to pay to the Company or to any other Member or Person any deficit in such Member’s Capital Account upon dissolution of the Company or otherwise.

(c) If the Company does not have sufficient items of gross income, gain, deduction or loss in the year of forfeiture of Unvested Class B Common Units or the forfeiture of Class C Common Units pursuant to the terms of the Carmike Subscription Agreement as required under Section 8.2(h), the Company shall reallocate the Members’ (including the Member who forfeited the Unvested Class B Common Units or Class C Units, as the case may be) Capital Accounts in a manner consistent with the Compensatory Interest Regulations if required by such Compensatory Interest Regulations.

(d) This Section 7.3 is intended to comply with Treasury Regulations Section 1.704-1(b).

Except as may be required by the Act or any other applicable law, no Member shall be required to restore or pay to the Company or to any other Member any deficit or negative balance that may exist in such Member’s Capital Account, whether upon liquidation of the Company or otherwise.

ARTICLE 8

ALLOCATION OF PROFITS AND LOSSES

8.1 Capital Account Allocations.

Except as otherwise provided herein, including Section 8.2, or unless another allocation is required by Treasury Regulations promulgated under Section 704(b) of the Code for the allocations to have “economic effect,” for purposes of maintaining the Capital Accounts of the Members (or otherwise be in accordance with the “partners’ interests in the partnership”), the Profits and Losses of the Company for each Fiscal Year (or portion thereof) will be allocated among the Members in a manner such that the Adjusted Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to its Target Capital Account balance. The provisions of this Section 8.1 are intended to satisfy the “economic effect equivalence” test of Treasury Regulations Section 1.704-1(b)(2)(ii)(i) and shall be interpreted consistently therewith.

8.2 Regulatory Allocations. Notwithstanding Section 8.1, the following special allocations shall be made in the following order and priority:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Period, each Member shall be specially allocated items of Company income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Company Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Member pursuant thereto. The items to be allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 8.2(a) is intended to comply with the “minimum gain chargeback requirement” in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt during any Fiscal Period, determined in accordance with Treasury Regulations Section 1.704-2(i)(3), then, except as provided in Treasury Regulations Section 1.704-2(i)(4), each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be allocated items of income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Member pursuant thereto. The items to be allocated will be determined in accordance with Treasury Regulations Sections 1.704-(i)(4) and 1.704-2(j)(2). This Section 8.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Member shall be specially allocated items of income and gain (consisting of a pro rata portion of each item of income and gain) in an amount and in the manner sufficient to eliminate any deficit in such Member’s Adjusted Capital Account as quickly as possible; provided, that, an allocation pursuant to this Section 8.2(c) shall be made only if and to the extent that such Member would have a deficit in such Member’s Adjusted Capital Account after all other allocations provided in this Article 8 have been tentatively made as if this Section 8.2(c) were not a part of this Agreement. This Section 8.2(c) is intended to be a “qualified income offset” as that term is used in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(e) Nonrecourse Deductions. Nonrecourse Deductions for each Fiscal Period shall be allocated among the Members in proportion to their respective Distribution Ratios at such time.

(f) 754 Election. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g) Nonrecourse Liabilities. All Nonrecourse Liabilities shall be allocated among all Members as provided in Treasury Regulations Section 1.752-3(a).

(h) Grant and Forfeiture of Compensatory Units. After the promulgation of any Compensatory Interest regulations, upon the grant and forfeiture of a Compensatory Unit, the Company’s items of income, gain, loss and deduction, including any Unrealized Gain and Unrealized Loss, shall be allocated among the Members and the Capital Accounts of the Members shall be adjusted as provided in the Compensatory Interest Regulations.

8.3 Tax Allocations.

(a) Except as otherwise provided in this Section 8.3, the Company shall allocate each item of income, gain, loss, deduction and credit, as determined for U.S. federal income tax purposes, in the same manner as such item was allocated for purposes of maintaining the Members’ Capital Accounts.

(b) The Company, for U.S. federal income tax purposes, shall allocate items of income, gain, loss, depreciation, cost recovery and amortization deductions attributable to any Capital Contribution with a Built-In Gain or Built-In Loss pursuant to Section 704(c) of the Code using the “traditional method” under Treasury Regulations Section 1.704-3(b). Similar allocations shall be made in the event that the Carrying Value of Company properties subject to depreciation, cost recovery or amortization are adjusted pursuant to the definition of Carrying Value upon the issuance of Units in the Company for cash or other property. If an existing Member acquires additional Units, such allocations shall apply only to the extent of its additional Units. No allocation under Section 704(c) of the Code shall be charged or credited to a Member’s Capital Account.

(c) For the purposes of making allocations under this Section 8.3, the Company shall allocate items attributable to an adjustment made pursuant to Section 743(b) in accordance with Section 743(b) and applicable Treasury Regulations.

8.4 Other Allocation Rules.

(a) The allocations set forth in Section 8.2(a) through Section 8.2(e) (the “Regulatory Allocations ”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 8.4(a). Therefore, notwithstanding any other provision of this Article VIII (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner the Board determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to this Article VIII without regard to the Regulatory Allocations. In exercising their discretion under this Section 8.4(a), the Board shall take into account future Regulatory Allocations under Section 8.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 8.2.

(b) Notwithstanding the foregoing, if during any Fiscal Period there is a change in any membership interest, as a result of the transfer of Units, the admission of a new Member or otherwise, the Members agree that their allocable shares of Profit and Loss, and each item thereof, for the Fiscal Period shall be determined under any method determined by the Board to be permissible under Section 706 of the Code and the Treasury Regulations thereunder (including, without limitation, by prorating the Company’s Profits and Losses for the Fiscal Period) to take into account such Member’s varying interests, provided, however, a Class A Member or Class C Member may require that allocable shares be determined based on an interim closing of the books.

(c) Notwithstanding any other provision of this Article 8, including Section 8.4(a), the Board shall make such adjustments to the allocations of the Company’s Profits and Losses (or items thereof) as are reasonably necessary to effect the intent set forth in Section 9.4 to the extent consistent with Section 704 of the Code and the Treasury Regulations thereunder.

(d) The Members are aware of the income tax consequences of the allocations made by this Article 8 and hereby agree to be bound by the provisions of this Article 8 in reporting their shares of the Company’s income and loss for income tax purposes, except to the extent otherwise required by law.

ARTICLE 9

DISTRIBUTIONS

9.1 Distributions. Distributions shall be made to the Members in accordance with the following:

(a) Notwithstanding Section 9.1(b), to the extent any Member receives or is estimated to receive allocations of net taxable income and gain for a Fiscal Period (or a portion thereof), the Member shall be entitled to receive a Distribution (“Tax Distribution”) in an amount equal to the product of (i) the Member’s allocable share of net taxable income and gain for the Fiscal Period (in excess of the cumulative net taxable losses allocated to such Member in all prior Fiscal Periods) multiplied by (ii) the Assumed Tax Rate. Tax Distributions shall be made quarterly (15 days prior to the due date) in an amount necessary for the payment of U.S. federal estimated or income tax (as applicable) in amounts sufficient to satisfy the U.S. federal, state and local estimated and income tax obligations of the Members (calculated based on the Assumed Tax Rate and the Company’s estimate of the taxable income that will be allocated to such Members for the current Fiscal Period). In the event that Net Cash Flow is insufficient to satisfy the Tax Distribution requirements of this Section 9.1(a) when payable, such deficiency shall be satisfied as soon as Net Cash Flow exists. Notwithstanding any provision of this Agreement to the contrary, any Tax Distribution paid to a Member under this Section 9.1(a) shall be treated as a preliminary Distribution of, and shall offset, future amounts due to such Member under Section 9.1(b) and any future Distributions due to such Member under Section 9.1(b) shall be adjusted so that, to the greatest extent possible, aggregate Distributions are according to the Section 9.1(b) priorities. Notwithstanding the foregoing provisions of this Section 9.1(a), the Company shall not make any Tax Distribution to the extent and for so long as (x) the Company is prohibited from making such Tax Distribution by applicable law; or (y) such Tax Distribution would constitute a breach of, default, or event of default under, or is otherwise prohibited by, the terms of any loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party (the “Financing Documents ”).

(b) In addition to the Distributions made pursuant to Section 9.1(a), if any, the Company may make Distributions to the Members, including Distributions in kind, subject to the rules of Section 9.2 and Section 9.4, to all of the Members in proportion to their respective Distribution Ratios.

9.2 Distributions in Kind. The Board may direct that property of the Company be distributed in kind (in accordance with Section 9.1(b)); provided that in connection with any distribution consisting of both cash and non-cash property, each holder of Class A Common Units and Class C Common Units shall receive both cash and non-cash property in the same ratio as all other holders of Class A Common Units and Class C Common Units. When property of the Company is distributed in kind, the Company shall treat such Distribution as a distribution of an amount equal to the Fair Market Value of such property (net of any liabilities assumed by the Members or to which such property is subject).

9.3 Payments on Behalf of a Member. All amounts withheld pursuant to the Code or any provision of any state, local or foreign law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Member with respect to whom such amount was withheld and shall be treated as a preliminary Distribution of, and shall offset, future amounts of Distributions due to such Member under the provisions of Section 9.1(b) and any future Distributions due to such Member under Section 9.1(b) shall be adjusted so that, to the greatest extent possible, aggregate Distributions are according to the Section 9.1(b) priorities. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any governmental authority any amount required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law. To the extent the Company is required to pay any taxes with respect to any Member and there are no contemporaneous Distributions to such Member from which the amount of such taxes may be withheld, the Member shall, notwithstanding any provision of this Agreement to the contrary (including Section 7.2), promptly pay to the Company the amount of such taxes.

9.4 Class C Common Unit Distributions. It is the intention of the Members that distributions under this Agreement to the Class C Members with respect to Class C Common Units be limited to the extent necessary so that each Class C Common Unit constitutes a “profits interest” for federal income tax purposes under Rev. Proc. 93-27, Rev. Proc. 2001-43, and any final Treasury Regulations concerning the U.S. federal income tax consequences of the grant and forfeiture of Compensatory Units, and, in effect, will only be entitled to distributions under Section 9.1 and/or Section 13.2 to the extent of the income generated by the Company’s assets and activities, or the subsequent (or, to the extent consistent with the intent expressed above, prior) appreciation in the assets of the Company beyond the Distribution Threshold with respect to such Class C Common Unit, as set forth in the Carmike Subscription Agreement. In furtherance of the foregoing, the Board shall, if necessary, limit distributions to the Class C Members under Section 9.1 and/or Section 13.2 so that such distributions, in the aggregate, do not exceed the amount necessary to preserve such characterization. If the distributions to the Class C Members are reduced pursuant to the preceding sentence, an amount equal to such excess distributions shall be treated instead as apportioned to the other Members under Section 9.1 and/or Section 13.2, and the Board shall make appropriate adjustments (as determined by the Board in good faith) to future distributions, if any, to the Members receiving such excess distributions so that the Class C Members receive (subject to and consistent with the principles of this Section 9.4) an amount that would have been distributed to the Class C Members in respect of the Class C Common Units, but for this paragraph. If a Class C Member transfers any Class C Common Units, the transferee of any such Units shall step into the shoes of the original Class C Member with respect to this application of this Section 9.4 on a pro rata basis.

ARTICLE 10

TRANSFERS

10.1 Transfer of Units.

(a) Each Member hereby agrees that he, she or it shall not Transfer all or any of his, her or its Units, in whole or in part, if such Transfer is restricted by the terms of this Agreement, and if so, only then as expressly permitted or required by this Agreement. Except as permitted pursuant to Section 10.1, each Non-Shamrock Member hereby agrees that he, she or it shall not Transfer all or any of his, her or its Units to any Person without the prior written consent of the Company, which consent shall have been authorized by a majority of the Managers and which consent may be (i) withheld in the sole discretion of the Board or (ii) given subject to reasonable terms and conditions determined by the Board in its sole discretion. Without limiting the foregoing, no Member shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee.

(b) Subject to the limitations set forth in Sections 10.1(h), 10.2 and 10.5, each Shamrock Member shall be permitted to freely Transfer its Units; provided that any transferee of such Units shall, as a condition to such Transfer, execute a Joinder as a Shamrock Member and thereafter such transferee shall be treated as a Shamrock Member for all purposes under this Agreement.

(c) Notwithstanding the foregoing Section 10.1(a), nothing in this Section 10.1 shall prevent the Transfer of any Units by any Non-Shamrock Member to (i) the Company or any Shamrock Member or (ii) any Permitted Transferee or Permitted Transferees of such Non-Shamrock Member; provided, that any such Permitted Transferee executes a Joinder as a Non-Shamrock Member and thereafter shall be treated as a Non-Shamrock Member for all purposes under this Agreement.

(d) Subject to the limitations set forth in Sections 10.2, 10.5 and 10.19, each Non-Shamrock Member shall be permitted to freely Transfer its Class A Common Units and Class C Common Units, at any time after the date that is thirty (30) months after the issuance date of such Units, to any Person that is not then a competitor of Screenvision as determined by the Board in the exercise of its reasonable discretion; provided, that any transferee of such Units shall, as a condition to such Transfer, execute a Joinder as a Non-Shamrock Member and thereafter such transferee shall be treated as a Non-Shamrock Member for all purposes under this Agreement.

(e) A Permitted Transferee shall, subject to compliance with this Section 10.1, become a Member, and Schedule 1 and Schedule 2 shall be amended or restated accordingly, upon the Transfer of Units to such Person and upon the satisfaction of the following conditions:

(i) such Non-Shamrock Member and the Permitted Transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer, including execution of a Joinder by the Permitted Transferee agreeing to be bound by the terms and conditions of this Agreement;

(ii) such Non-Shamrock Member and the Permitted Transferee shall furnish the Company with the Permitted Transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required U.S. federal and state tax returns and other legally required information, statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred interest until it has received such information; and

(iii) such Transfer and/or Units shall be registered under the Securities Act and any applicable state securities laws, or such Non-Shamrock Member shall provide an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Board, to the effect that such Transfer is exempt from registration under the Securities Act.

(f) Any purported Transfer in violation of, or not in compliance with, the provisions of this Section 10.1 shall be null and void and shall have no force or effect and the Company shall not, and shall not be compelled to, recognize any such Transfer or record any Transfer on its books, or issue any certificate representing any Units to any Person who has received such Units in a Transfer prohibited by this Agreement or otherwise made in contravention of this Agreement.

(g) Following the Transfer of any Unit permitted under this Section 10.1, the transferee of such Unit (i) shall be treated as having made all of the Capital Contributions made by, and received all of the allocations and distributions received by, the transferor in respect of such Unit (and other items properly attributable to the transferred Unit also shall pass to the transferee) and (ii) shall have the rights and obligations of a holder of such Unit so long as such transferee owns such Unit. No transferee of a Unit may further Transfer such interest without complying with the provisions of this Section 10.1.

(h) Notwithstanding any other provision of this Section 10.1, no Unit may be Transferred if (i) such Transfer would result in the Company having more than one hundred (100) partners for the purposes of Treasury Regulations Section 1.7704-1(h)(1)(ii) or (ii) the transferee of such Unit is a partnership, grantor trust, or S corporation for United States federal income tax purposes where (A) substantially all of the value of a beneficial owner’s interest in such transferee is attributable to such transferee’s interest in the Company and (B) a principal purpose of the use of such structure or transferee entity is to avoid the one hundred (100) partner limitation in Treasury Regulations Section 1.7704-1(h)(1)(ii). Further, no Transfer of Units shall be permitted, nor shall any transferee become a beneficial owner of Units pursuant to a Transfer, if such Transfer would cause noncompliance by the Company with any applicable law, including any applicable securities laws. Further, no Member shall effect any Transfer that triggers or would be reasonably likely to trigger payment to Carlton (or a successor of assignee of Carlton) pursuant to Section 6.9 of the Purchase Agreement unless such Transfer is consented to by holders of (i) a majority of each of the Class A Common Units held by the Shamrock Members, (ii) a majority of the Class A Common Units held by the Technicolor Members and (iii) a majority of the Class C Common Units held by the Carmike Members.

(i) For the purposes of this Agreement, if Carmike Transfers any Class C Common Units, such Transfer shall be deemed to be made first of Class C Common Units that are not subject to forfeiture pursuant to the Carmike Subscription Agreement and thereafter of Class C Common Units that are subject to forfeiture pursuant to the Carmike Subscription Agreement.

(j) The foregoing restrictions on Transfer shall not apply to any Transfer of Units by any Members exercising a “Tag-Along Right” or Transferring in response to a “Bring-Along Notice”.

10.2 Tag-Along Rights.

(a) Subject to the last sentence of this Section 10.2(a), if there is a Transfer with respect to Class A Common Units and/or Class C Common Units (or rights to acquire Class A Common Units and/or Class C Common Units) held by one or more Class A Members and/or Class C Members (the “Selling Investors”) to a Person that is not a Permitted Transferee (a “Prospective Purchaser”), then each of the other Members that hold Class A Common Units and/or Class C Common Units (the “Other Members”) shall have the right (the “Tag-Along Right”) to require that the Prospective Purchaser purchase from such Other Member, on the same terms and conditions as apply to the Selling Investors, up to the number of Class A Common Units or Class C Common Units, as applicable, equal to the number derived by multiplying (x) the total number of Class A Common Units and Class C Common Units that the Prospective Purchaser has agreed or committed to purchase (as determined prior to the exercise of any Tag-Along Rights), by (y) a fraction, the numerator of which is the total number of Class A Common Units and/or Class C Common Units, as applicable, owned by such Other Member and the denominator of which is the aggregate number of Class A Common Units and Class C Common Units owned by the Selling Investors (including Units issuable upon the exercise of rights to purchase Units) and all Other Members who have exercised a Tag-Along Right granted to the Other Members in this Section 10.2. The foregoing tag-along rights shall not apply to any Transfer to a Shamrock Member of Class A Common Units owned by a Technicolor Party or any of its Permitted Transferees.

(b) Notwithstanding the foregoing, in the event there is a Transfer with respect to Class A Common Units and/or Class C Common Units in connection with or that results in a Change of Control of the Company in which the Shamrock Members are selling more than fifty percent (50%) of the Class A Common Units then held, in the aggregate, by the Shamrock Members, Travis Reid shall have the same Tag-Along Right with respect to his Class B Common Units as the Other Members as described in Section 10.2(a), such that he would sell to the Prospective Purchaser, on the same terms and conditions as apply to the Selling Investors, up to the number of Class B Common Units, equal to the number derived by multiplying (x) the total number of Class A Common Units and Class C Common Units that the Prospective Purchaser has agreed or committed to purchase (as determined prior to the exercise of any Tag-Along Rights), by (y) a fraction, the numerator of which is the total number of Class B Common Units owned by Travis Reid and the denominator of which is (1) the aggregate number of Class A Common Units and Class C Common Units owned by the Selling Investors (including Units issuable upon the exercise of rights to purchase Units) and all Other Members who have exercised a Tag-Along Right granted to the Other Members in Section 10.2(a) plus (2) the number of Class B Common Units owned by Travis Reid. If Travis Reid is entitled to exercise a Tag-Along Right pursuant to this Section 10.2(b), he shall be treated as an “Other Member” for purposes of the notice provisions and procedures applicable to an exercise of Tag-Along Rights pursuant to this Section 10.2. The rights of Travis Reid under this Section 10.2(b) shall terminate upon his ceasing to be Chief Executive Officer of Screenvision or its successor.

(c) The Selling Investors shall notify the Company and each Other Member in writing in the event the Selling Investors propose to make a Transfer or series of Transfers giving rise to a Tag-Along Right at least 15 Business Days prior to the date on which the Selling Investors expect to consummate such Transfer (the “Sale Notice”), which notice shall specify the aggregate number of Units that the Prospective Purchaser intends to purchase in such Transfer and the material terms and conditions to which such sale is subject, including the identity of the Prospective Purchaser. The Tag-Along Right may be exercised by any Other Member by delivery of a written notice to the Selling Investors (the “Tag-Along Notice”) within eight Business Days following receipt of the Sale Notice from the Selling Investors (the “Tag-Along Option Period”). The Tag-Along Notice shall state the number of Class A Common Units and/or Class C Common Units (or Class B Common Units, in the case of an exercise of a Tag-Along Right by Travis Reid), as applicable, that such Other Member proposes to include in such Transfer to the proposed Prospective Purchaser (not to exceed the number as determined above). In the event that the Prospective Purchaser does not purchase the specified number of Class A Common Units and/or Class C Common Units (or Class B Common Units, in the case of an exercise of a Tag-Along Right by Travis Reid), as applicable, from such Other Member on the same terms and conditions as specified in the Sale Notice, then the Selling Investors shall not be permitted to sell any Class A Common Units and/or Class C Common Units to the Prospective Purchaser unless the Selling Investors purchase from such Other Member such specified number of Class A Common Units and/or Class C Common Units (or Class B Common Units, if applicable) on the same terms and conditions as specified in such Sale Notice. The failure of any Other Member to submit a Tag-Along Notice within the Tag-Along Option Period shall constitute an election by such Other Member not to participate in such sale; provided such sale is consummated within 90 days of the expiration of the Tag-Along Option Period. By delivering a Tag-Along Notice to such Selling Investors within the Tag-Along Option Period, such Other Member shall have the right to sell to the Prospective Purchaser that number of Class A Common Units and/or Class C Common Units (or Class B Common Units, if applicable), specified in the Tag-Along Notice on the same terms and conditions as specified in the Sale Notice.

(d) At the closing of the Transfer to any Prospective Purchaser pursuant to this Section 10.2, the Prospective Purchaser shall remit to each Other Member who exercised his, her or its Tag-Along Right the consideration for the total sales price of the Class A Common Units and/or Class C Common Units (or Class B Common Units, if applicable) held by such Other Member sold pursuant hereto minus any such consideration to be escrowed or otherwise held back in accordance with the terms established by the Prospective Purchaser and applicable equally to each Other Member and the Selling Investor on a pro rata basis based on the number of Class A Common Units and Class C Common Units (and Class B Common Units, if applicable) sold (“Third Party Terms”), against delivery by such Other Member of certificates for the Class A Common Units or Class C Common Units (or Class B Common Units, if applicable) (if the Units are certificated), duly endorsed for Transfer and, as applicable, an instrument evidencing the transfer or the cancellation of the Class A Common Units and Class C Common Units (and Class B Common Units, if applicable) subject to the Tag-Along Right reasonably acceptable to the Company, and the compliance by such Other Member with any other conditions to closing generally applicable to the Selling Investors and all Other Members selling Class A Common Units and Class C Common Units (and Class B Common Units, if applicable) in the transaction.

(e) In any Transfer with respect to which a party has exercised his, her or its Tag-Along Right and both Class A Common Units and Class C Common Units (and Class B Common Units, if applicable) have been sold, the Selling Investors will in good faith allocate the aggregate purchase price between (i) the Class A Common Units being Transferred as a class, (ii) the Class C Common Units being Transferred as a class in accordance with rights of the respective classes to Distributions under Section 9.1(b) and (iii) the Class B Common Units being Transferred by Travis Reid, if applicable, in accordance with rights of the respective classes to Distributions under Section 9.1(b), which may result in more proceeds being allocated in respect of the Class A Common Units as a class than each of the Class C Common Units as a class and the Class B Common Units being Transferred by Travis Reid, if applicable.

10.3 Bring-Along Rights.

(a) Subject to Sections 3.6(g) and 10.1(h), if the Selling Investors at any time, or from time to time, in a bona fide arms-length transaction or a series of related transactions, proposes to Transfer, directly or indirectly, Units then held by them sufficient to result in a Change of Control, to one or more Prospective Purchasers, the Selling Investors shall have the right (a “Bring-Along Right”), but not the obligation, subject to any Tag-Along Rights, to require each Member to tender for purchase to the Prospective Purchaser(s), on the same terms and conditions as apply to the Selling Investors (subject to the price allocation principles in Section 10.3(e)), a number of Units that, in the aggregate, equal the lesser of (A) the number derived by multiplying (1) the total number of Units owned by such Member; by (2) a fraction, the numerator of which is the total number of Units to be sold, directly or indirectly, by the Selling Investors in connection with the transaction or series of related transactions and the denominator of which is the total number of outstanding Units held by the Selling Investors; or (B) the number of Units as the Selling Investors shall designate in the Bring-Along Notice (as defined below). The Selling Investors shall have the right, but not the obligation to require each Class B Member to tender for purchase any Class B Common Units that are Vested Class B Common Units, and any Class B Common Units that are Unvested Class B Common Units at the time the Selling Investors exercise the Bring-Along Right shall be cancelled unless any such Class B Common Units vest in connection with such transaction per the terms of the Member’s applicable Incentive Unit Agreement or unless otherwise determined by the Board.

(b) If the Selling Investors elect to exercise the Bring-Along Right under this Section 10.3 with respect to the Units held by the Selling Investors, the Selling Investors shall notify each Member in writing (collectively, the “Bring-Along Notices”). Each Bring-Along Notice shall set forth: (i) the proposed amount and form of consideration and terms and conditions of payment offered by the Prospective Purchaser(s) and a summary of the Third Party Terms; and (ii) the number of Units to be sold by such Member in the Transfer as determined pursuant to Section 10.3(a). The Bring-Along Notices shall be given at least ten (10) Business Days before the closing of the proposed Transfer.

(c) Upon the giving of a Bring-Along Notice, each Member shall be obligated to sell the number of Units determined pursuant to Sections 10.3(a) and set forth in each Member’s Bring-Along Notice on the Third Party Terms.

(d) At the closing of the Transfer to any Prospective Purchaser(s) pursuant to this Section 10.3, the Prospective Purchaser(s) shall remit to the Member the consideration for the total sales price of the Units held by the Member sold pursuant hereto minus any consideration to be escrowed or otherwise held back in accordance with the Third Party Terms, against delivery by the Member of certificates for the Units (if the Units are certificated), duly endorsed for Transfer and, as applicable, an instrument evidencing the transfer or the cancellation of the Units subject to the Bring-Along Right reasonably acceptable to the Company, and the compliance by the Member with any other conditions to closing generally applicable to the Selling Investors and all other Members selling Units in the transaction.

(e) In any Transfer with respect to which the Selling Investors have exercised the Bring-Along Right, the following price allocation principles shall apply:

(A) The Selling Investors will in good faith allocate the aggregate purchase price between (i) the Class A Common Units being Transferred as a class, (ii) the Class B Common Units being Transferred as a class in accordance with rights of the respective classes to Distributions under Section 9.1(b) and (iii) the Class C Common Units being Transferred as a class in accordance with the rights of the respective classes to Distributions under Section 9.1(b), which may result in more proceeds being allocated in respect of the Class A Common Units as a class than each of the Class B Common Units as a class and the Class C Common Units as a class.

(B) The purchase price allocated to the Class A Common Units being Transferred as a class will be allocated equally among such Class A Common Units on a per Unit basis.

(C) The purchase price allocated to the Class B Common Units being Transferred as a class will be allocated among such Class B Common Units in good faith by the Selling Investors in accordance with the respective rights to Distributions of such Class B Common Units under Section 9.1(b).

(D) The purchase price allocated to the Class C Common Units being Transferred as a class will be allocated among such Class C Common Units in good faith by the Selling Investors in accordance with the respective rights to Distributions of such Class C Common Units under Section 9.1(b).

10.4 Cooperation.

(a) Subject to Sections 3.6(g) and 10.1(h) and in addition to and without limiting the generality of Sections 10.2 and 10.3, in connection with the exercise of a Tag-Along Right pursuant to Section 10.2, or a Change of Control triggering a Bring-Along Right pursuant to Section 10.3 (the “Proposed Sale”), each Member will take all other necessary and desirable actions as reasonably directed by the Board and the majority of Voting Units in connection with the consummation of such transaction, including:

(i) consenting to and raising no objections against the transaction and executing the applicable purchase agreement and other related transaction documents and making customary representations and warranties regarding such Member’s ownership and Transfer of Units (so long as all of the other Persons participating in such sale are providing the same or greater representations and warranties), including (A) the power and authority of such Member to enter into and consummate such transaction and (B) providing the purchaser with good and marketable title to the securities being sold by such Member, free and clear of all liens created by such Member;

(ii) providing indemnification with respect to the breach of any representations, warranties or covenants regarding the Company or such Member contained in the documents governing such sale, without regard to whether such representations, warranties or covenants are made by the Company itself or any other Person participating in such sale, but only so long as all of the Persons participating in such sale are providing the same or greater indemnification; provided, that the Member shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members). Such Member providing indemnification under this section shall be provided with the opportunity to review and comment on such representations, warranties or covenants, and such comments, to the extent reasonable, are included in the document; and

(iii) refraining from the exercise of dissenter’s rights, appraisal rights, minority shareholders’ statutory rights of dissolution, if any, or similar rights with respect to the transaction.

(b) Any indemnification liability of any Person described in clause (a)(ii) above shall be several only, and not joint, and shall not in any event exceed such holder’s pro rata share (based on the proportion of the total consideration received in such transaction by all Persons participating in such transaction of any such liability) of the net proceeds received by such Person in connection with any such transaction.

(c) In connection with any such transaction, all reasonable expenses incurred by the Company in connection with such transaction (which is not intended to include the expenses of the Selling Investors) and if any escrow arrangement is required in connection with such transaction, each Member or other Person shall fund its pro rata share (based on the proportion of the total consideration received in such transaction by all Persons participating in such sale or such escrow).

(d) If the Company or the Members enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated under the Securities Act may be available with respect to the negotiation or transaction (including a merger, consolidation, or other reorganization), each Member that is not an “accredited investor” (as defined in Rule 501 of the Securities Act) shall, if requested by the Company, appoint a purchaser representative (as defined in Rule 501 of the Securities Act) reasonably acceptable to the Company. If the purchaser representative is designated by the Company, the Company shall pay the fees of the purchaser representative, but if any Member appoints another purchaser representative, the Member shall be responsible for the fees of the purchaser representative so appointed.

10.5 Rights of First Refusal.

(a) Except for Transfers to Permitted Transferees, the Company or a Shamrock Member or Transfers approved pursuant to Section 10.1(a), if at any time (i) a Non-Shamrock Member shall have received a bona fide offer or offers from a third party or parties to purchase any or all of its Units or (ii) a Shamrock Member shall have received a bona fide offer or offers from a third party or parties to purchase less than twenty percent (20%) of the Units then outstanding (each of the offerees in subsections (i) and (ii), an “Offering Member”), prior to selling any such Units to the third party or parties, the Offering Member shall deliver to the Company a letter (the “Offer Notice”) signed by the Offering Member setting forth: (i) the name of the third party or parties; (ii) the prospective purchase price per Unit; (iii) all material terms and conditions contained in the offer of the third party or parties; and (iv) the Offering Member’s offer, irrevocable by its terms for not less than 45 days following the later of (A) the date of the receipt of such offer or (B) the six month anniversary of the date such Units were first purchased by the Offering Member (such 45-day period, the “Offer Period”), to sell to the Company, the Shamrock Members and each other Class A Member and the Class C Members (each of the Shamrock Members and the other Class A Members and the Class C Members, a “Non-Offering Member” and, collectively, the “Non-Offering Members”) all, but not less than all, of the Units covered by the offer of the third party or parties, for a purchase price per Unit and on other terms and conditions not less favorable to the Company and the Non-Offering Members than those contained in the offer of the third party or parties (an “Offer”).

(b) Upon receipt of the Offer Notice, the Company shall deliver a copy of the Offer Notice to each of the Non-Offering Members. The Company shall then have the right, exercisable in its sole discretion, to purchase any or all of the Units described in the Offer Notice at the purchase price and upon the terms and conditions specified in the Offer. If the Company desires to exercise the option set forth in the preceding sentence, it shall deliver a notice (a “Company Election Notice”) to the Offering Member and the Non-Offering Members at any time during the first 30 days of the Offer Period (such 30-day period, the “Company Election Period”), which Company Election Notice shall specify the number of Units subject to the Offer to be acquired. In the event that the Company delivers a Company Election Notice for less than all of the Units subject to the Offer, such Company Election Notice shall not be effective unless and until the Non-Offering Members deliver one or more Member Election Notices to purchase the remaining Units subject to the Offer pursuant to Section 10.5(c).

(c) In the event the Company does not deliver a Company Election Notice before the end of the Company Election Period or any Company Election Notice so delivered does not relate to the purchase of all the Units described in the Offer Notice, then each Non-Offering Member shall have the option to purchase any or all of the remaining Units subject to the Offer at the purchase price and upon the terms and conditions specified in the Offer by delivering a notice (a “Member Election Notice”) to the Offering Member, the Company and the other Non-Offering Members at any time within 15 days after the Company Election Period (the “Investor Election Period”); provided, that, if options to purchase have been exercised by the Company and the Members with respect to some but not all of the Units described in the Offer

Notice by the end of the Member Election Period, then the Company shall, immediately after the expiration of the Member Election Period, send written notice (the “Company Undersubscription Notice”) to those Members who fully exercised their option to purchase Units within the Member Election Period (the “Exercising Member”). Each Exercising Member shall, subject to the provisions of this Subsection 10.5(c), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed Units described in the Offer Notice on the terms and conditions set forth in the Offer Notice. To exercise such option, an Exercising Member must deliver a notice (a “Member Undersubscription Notice”) to the Offering Member, the Company and the other Non-Offering Members within five (5) days after the expiration of the Member Election Period. In the event there are two or more such Exercising Members that choose to exercise the last-mentioned option for a total number of remaining Units in excess of the number available, the remaining Units available for purchase under this Subsection 10.5(c) shall be allocated to such Exercising Members pro rata based on the number of Units such Exercising Members have elected to purchase pursuant to their option to purchase Units during the Member Election Period (without giving effect to any Units that any such Exercising Member has elected to purchase pursuant to the Member Undersubscription Notice). If the options to purchase the remaining Units are exercised in full by the Exercising Members, the Company shall immediately notify all of the Exercising Members, the Offering Members and the other Non-Offering Members of that fact.

(d) (1) the Non-Offering Members shall have no rights to purchase any Units unless the Company and the Non-Offering Members collectively purchase all Units described in the Offer Notice and (2) in the event a Company Election Notice and Member Election Notices are delivered, and, as a result of miscalculation or oversubscription, the aggregate number of Units described in such notices exceeds the aggregate number of Units specified in the Offer, the Company shall be entitled to purchase the number of Units specified in the Company Election Notice, the number of Units to be purchased by the Non-Offering Members collectively shall be reduced by the amount of any excess, and the number of Units purchasable by each Non-Offering Member shall, to the extent necessary, be cut back to such Non-Offering Member’s pro rata portion of the Units available to be purchased by the Non-Offering Members (such pro rata portion for any Non-Offering Member to be based on the number of Units such Non-Offering Member has elected to purchase pursuant to their option to purchase Units during the Member Election Period, without giving effect to any Units that any such Exercising Member has elected to purchase pursuant to the Member Undersubscription Notice). The Company shall provide the Offering Member with information and instructions concerning how the Units subject to the Offer should be allocated among the Non-Offering Members in accordance with the preceding sentence.

(e) If either the Company delivers a Company Election Notice or any Non-Offering Member delivers a Member Election Notice, then it shall be obligated to purchase, and the Offering Member shall be obligated to sell, the Units described in such notice, subject to cutback as provided in the preceding paragraph, at the purchase price per Unit and on other terms and conditions indicated in the Offer, except that the closing of such purchase and sale shall occur on a closing date selected by the Company or the Non-Offering Member, as applicable; provided, however, that, (i) in the case of a sale to the Company, such closing date shall be not less than 45 days nor more than 90 days following the date of the Offer Notice, (ii) in the case of a sale to any Non-Offering Member, such closing date shall be not less than 60 days nor more than 90 days following the date of the Offer Notice, (iii) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including without limitation the terms and restrictions set forth in Sections 10.2 and 3.1(a); and (iv) any future Offering Member shall remain subject to the terms and conditions of this Agreement, including this Section 10.5. Unless otherwise mutually agreed, the closing shall be consummated at the principal offices of the Company.

(f) If neither the Company delivers a Company Election Notice nor any Non-Offering Member delivers a Member Election Notice to the Offering Member within the time periods described in Sections 10.5(b) and 10.5(c), as applicable, or the Company Election Notice, Member Election Notices and/or Member Undersubscription Notice delivered in the aggregate relate to less than all of the Units subject to the Offer, then the Units shall be subject to Section 10.2. In the event the Other Members fail to exercise their Tag-Along Rights in accordance with Section 10.2, then the Offering Member may, during the period beginning on the 1st day following the expiration of the Tag-Along Option Period and ending on the 30th day thereafter, sell to the third party or parties all (but not less than all) of the Units covered by the Offer, for the purchase price and on the other terms and conditions contained in the Offer.

(g) If the consideration proposed to be paid for the Units described in the Offer Notice is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board and as set forth in the Company Election Notice. If the Company or any Member cannot for any reason pay for the Units described in the Offer Notice in the same form of non-cash consideration, the Company or such Member may pay the cash value equivalent thereof, as determined in good faith by the Board and as set forth in the Company Election Notice.

10.6 Involuntary Transfers.

(a) In the case of any transfer of title or beneficial ownership of Units upon default, foreclosure, forfeiture, divorce, court order or otherwise, other than by a voluntary decision on the part of a Member (each, an “Involuntary Transfer”), such Member shall promptly (but in no event later than two days after the Involuntary Transfer) furnish written notice (the “Involuntary Transfer Notice”) to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the person to whom the shares were transferred (the “Involuntary Transferee”), giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer.

(b) Upon the receipt of the Involuntary Transfer Notice, and for 60 days thereafter, the Company shall have the right to repurchase, and the Involuntary Transferee shall have the obligation to sell, all (but not less than all) of the Units acquired by the Involuntary Transferee for a repurchase price equal to the Fair Market Value of such Units as of the date of the Involuntary Transfer (the “Involuntary Transfer Repurchase Price” and such right, the “Involuntary Transfer Repurchase Right”). The Involuntary Transfer Repurchase Right shall be exercised by written notice (the “Involuntary Transfer Repurchase Notice”) to the Involuntary Transferee given in accordance with Section 16.7 on or prior to the last date on which the Involuntary Transfer Repurchase Right may be exercised by the Company.

(c) Subject to Section 10.7, the repurchase of Units pursuant to the exercise of the Involuntary Transfer Repurchase Right shall take place on a date specified by the Company, but in no event following the later of the 60th day following the date of the Involuntary Transfer Repurchase Notice or the 10th day following the receipt by the Company of all necessary governmental approvals. On such date, the Involuntary Transferee shall transfer the Units subject to the Involuntary Transfer Repurchase Notice to the Company, free and clear of all liens and encumbrances, by delivering to the Company the certificates representing the Units to be purchased (if the Units are certificated), duly endorsed for Transfer and, as applicable, an instrument evidencing the transfer or the cancellation of the Units subject to the Involuntary Transfer Repurchase Notice, and the Company shall pay to the Involuntary Transferee the Involuntary Transfer Repurchase Price. The Involuntary Transferee shall use all commercially reasonable efforts to assist the Company in order to expedite all proceedings described in this Section 10.6. If the Involuntary Transferee transfers the Units to the Company as required, the Company will cancel such Units and deposit the funds in a non-interest bearing account and make payment upon delivery.

10.7 Repurchase Disability.

(a) Notwithstanding anything to the contrary herein, except as otherwise provided by Section 10.7(c), the Company shall not be permitted to purchase any Units held by any Involuntary Transferee upon exercise of the Involuntary Transfer Repurchase Right if the Board determines that:

(i) the purchase of Units would render the Company or its Subsidiaries unable to meet their obligations in the ordinary course of business taking into account any pending or proposed transactions, capital expenditures or other budgeted cash outlays by the Company, including, without limitation, any proposed acquisition of any other entity by the Company or any of its Subsidiaries;

(ii) the Company is prohibited from purchasing the Units by applicable law restricting the purchase by a company of its own interests; or

(iii) the purchase of Units would constitute a breach of, default, or event of default under, or is otherwise prohibited by, the terms of any Financing Documents or the Company is not able to obtain the requisite consent of any of its senior lenders to the purchase of the Units.

The events described in (i) through (iii) above each constitute a “Repurchase Disability”.

(b) Except as otherwise provided by Section 10.7(c), in the event of a Repurchase Disability, the Company shall notify in writing the Involuntary Transferee with respect to whom the Involuntary Transfer Repurchase Right has been exercised (a “Disability Notice”). The Disability Notice shall specify the nature of the Repurchase Disability. The Company shall thereafter repurchase the Units described in the Involuntary Transfer Repurchase Notice as soon as reasonably practicable after all Repurchase Disabilities cease to exist (or the Company may elect, but shall have no obligation, to cause its nominee to repurchase the Units while any Repurchase Disabilities continue to exist). In the event the

Company suspends its obligations to repurchase the Units pursuant to a Repurchase Disability, (i) the Company shall provide written notice to each applicable Involuntary Transferee as soon as practicable after all Repurchase Disabilities cease to exist (the “Reinstatement Notice”); (ii) the Fair Market Value of the Units subject to the Involuntary Transfer Repurchase Notice shall be determined as of the date the Reinstatement Notice is delivered to the Involuntary Transferee, which Fair Market Value shall be used to determine the Involuntary Transfer Repurchase Price in the manner described above; and (iii) the repurchase shall occur on a date specified by the Company within ten (10) days following the determination of the Fair Market Value of the Units subject to the Involuntary Transfer Repurchase Notice to be repurchased as provided in clause (ii) above.

(c) Notwithstanding Sections 10.7(a) and (b), in the event of a Repurchase Disability, then, by unanimous vote of the Board (excluding any Manager or Managers designated by the Member whose Units are subject to the Involuntary Transfer Repurchase Right), the Company may purchase the Units subject to the Involuntary Transfer Repurchase Right and, in lieu of cash consideration, issue a promissory note to such Involuntary Transferee in the amount of the Involuntary Transfer Purchase Price; provided, however, that the terms of such promissory note shall be acceptable to the Company’s senior lenders and shall not result in a breach or violation of any of the Financing Documents. The promissory note shall (i) bear simple interest at the prime rate as published in the Wall Street Journal on the date such payment is due and owing from such date to the date such payment is made and (ii) have such other reasonable terms and conditions as may be determined by the Company. All payments of interest accrued under the promissory note shall be paid only at the date of payment by the Company of the principal amount of such promissory note.

10.8 Initial Public Offering.

(a) If at any time the Board desires to cause (i) a transfer of all or a substantial portion of (A) the assets of the Company or (B) the Units to a newly organized corporation or other business entity (“Newco”), (ii) a merger or consolidation of the Company into or with a Newco as provided under Section 18-209 of the Delaware Act or otherwise or (iii) another restructuring of all or substantially all of the assets or Units of the Company into Newco, in any case in anticipation of or otherwise in connection with a registered initial public offering of securities of the Company, Newco or any of its Affiliates (an “Initial Public Offering”), each Member shall take such steps to effect such transfer, merger, consolidation, distribution or other restructuring as may be reasonably requested by the Board, including, without limitation, transferring or tendering such Member’s Units to Newco in exchange or consideration for shares of capital stock or other equity interests of Newco, determined in accordance with the valuation procedures set forth in Section 10.8(c). Such shares or other equity interests shall be subject to restrictions on, and have rights with respect to, Transfer that are substantially the same as those contained in this Agreement to the extent applicable.

(b) Notwithstanding the foregoing provisions of Section 10.8(a), an Initial Public Offering shall be structured in a reasonably tax efficient manner, taking into account the interests of the Members, as determined by the Board. Notwithstanding anything to the contrary herein, in the event a Member may incur any tax liability in connection with an Initial Public Offering, the Board will use reasonable best efforts to cause the underwriters to agree to provide priority as to the sale of the Member’s Units in connection with the Initial Public Offering to the extent necessary for such Member to offset such tax liability with proceeds from the Initial Public Offering.

(c) In connection with a transaction described in Sections 10.8(a) or (b), the Board shall, in good faith, determine the Fair Market Value of the assets and/or Units transferred to or merged into Newco, the aggregate Fair Market Value of Newco and the number of shares of capital stock or other equity interests to be issued to each Member in exchange or consideration therefor; provided, that, the Board shall take into account the imposition of an exercise price when considering the number of stock options to be issued to any Member holding Unvested Class B Common Units.

(d) Each Member, excluding the Carmike Members, hereby makes, constitutes and appoints the Company, with full power of substitution and resubstitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to this Section 10.8, including any vote or approval required under Section 18-209 of the Delaware Act. The proxy granted pursuant to this Section 10.8(d) is a special proxy coupled with an interest and is irrevocable.

10.9 Demand Registrations.

(a) Each of (i) the Shamrock Members, at any time, (ii) the Class C Members, at any time following an Initial Public Offering, and (iii) Non-Shamrock Members holding at least ten percent (10%) of the Registrable Securities then held by all Non-Shamrock Members, at any time when the Company is eligible to use a Form S-3 registration statement (or an equivalent form that is a successor to Form S-3), shall have the right to make a written request for registration (any such request, a “Demand Registration”) with the SEC, under and in accordance with the provisions of the Securities Act, of all or part of the Registrable Securities held of record and beneficially by such Members and their respective Affiliates (such Members making such demand, the “Demanding Holder”); provided, that (i) the Company or Newco, as applicable, need not effect a Demand Registration if such registration will result in less than $10 million of gross proceeds, and (ii) the Company or Newco, as applicable, may defer such Demand Registration for a single period not to exceed ninety (90) days during any one-year period if the Company furnishes to the Demanding Holders a certificate signed by the Company’s Chief Executive Officer stating that the Board or the board of directors of Newco, as applicable, determined in the exercise of its reasonable judgment that to effect such Demand Registration at such time would have a material adverse effect on the Company or Newco, as applicable, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or the Exchange Act; provided, however, that the Company shall not register any securities for its own account or that of any other Member during such up to ninety (90) day period other than an Excluded Registration. Within ten (10) days after receipt of the request for a Demand Registration, the Company or Newco, as applicable, will send written notice (the “Demand Registration Notice”) of such registration request and its intention to comply therewith to all Members who hold Registrable Securities and, subject to subsection (c) below, the Company or Newco, as applicable, will include in such registration all the Registrable Securities with respect to which the Company or Newco, as applicable, has received written requests for inclusion therein within twenty (20) Business Days after the date such Demand Registration Notice is given. All requests made pursuant to this subsection (a) will specify the aggregate number of Registrable Securities requested to be registered and will also specify the intended methods of disposition thereof. Upon receipt of a Demand Registration, the Company or Newco, as applicable, shall use its commercially reasonable efforts to effect registration of the Registrable Securities to be registered in accordance with the intended method of distribution specified in writing by the Demanding Holder as soon as practicable, and in any event within forty-five (45) days after the Demand Registration is given by the Demanding Holder(s), and to maintain the effectiveness of such registration for a period of one-hundred and twenty (120) days. If available, the Company or Newco, as applicable, will effect such registration on Form S-3 or an equivalent form and, if requested by the Demanding Holder, such registration will be a “shelf” registration statement providing for the registration of, and the sale on a continuous or delayed basis of the Registrable Securities, pursuant to Rule 415 or any similar rule that may be adopted by the SEC, in either which event the Company or Newco, as applicable, shall use its commercially reasonable efforts to maintain the effectiveness of such registration for a period of one-hundred eighty (180) days; provided, however, that the Company or Newco, as applicable, shall not effect a registration on Form S-3 or an equivalent form if the managing underwriter or underwriters determine that using a different registration form is in the best interests of the Company, Newco and/or the Demanding Holder and other holders.

(b) Each of the Shamrock Members shall be entitled to unlimited Demand Registrations, and each of the Non-Shamrock Members shall be entitled (whether individually or as a member of a group) to not more than one (1) Demand Registration in any 12 month period.

(c) If in any Demand Registration the managing underwriter or underwriters thereof (or in the case of a Demand Registration not being underwritten, the Demanding Holder after consultation with an investment banker of nationally recognized standing) advise the Company or Newco, as applicable, in writing that in its or their reasonable opinion the number of Registrable Securities proposed to be sold in such Demand Registration exceeds the number that can be sold in such offering without having a material adverse effect on the success of the offering (including, without limitation, an impact on the selling price), the Company or Newco, as applicable, will include in such registration only the number of Registrable Securities that, in the reasonable opinion of such underwriter or underwriters (or the Demanding Holder, as the case may be) can be sold without having a material adverse effect on the success of the offering, and the number of Registrable Securities included in the underwritten offering shall be allocated among the holders of Registrable Securities requesting to include Registrable Securities in such offering pro rata among all such holders on the basis of the relative percentage of Registrable Securities held by each of them. In the event that the managing underwriter or Demanding Holder determines that additional Registrable Securities may be sold in any Demand Registration without having a material adverse effect on the success of the offering, the Company or Newco, as applicable, may include comparable securities to be issued and sold by the Company or Newco, as applicable, or comparable securities held by other Persons.

(d) If a Demand Registration is to be an underwritten offering, the holders of a majority of the Registrable Securities to be included in such Demand Registration will select a managing underwriter or underwriters of recognized national standing to administer the offering, which managing underwriter or underwriters shall be reasonably acceptable to the Company or Newco, as applicable.

10.10 Piggyback Registration. If the Company at any time proposes to register under the Securities Act, including in connection with an Initial Public Offering or Demand Registration, any Units or any security convertible into or exchangeable or exercisable for Units, or if Newco at any time proposes to register under the Securities Act any equity interests in Newco or any security convertible into or exchangeable or exercisable for equity interests, in either case whether or not for sale for its own account, on a form and in a manner which would permit registration of the Registrable Securities held by a Member for sale to the public under the Securities Act, the Company or Newco, as applicable, shall give written notice of the proposed registration to each such Member not later than thirty (30) days prior to the filing thereof. Each such Member shall have the right to request that all or any part of its Registrable Securities be included in such registration. Each such Member shall make such a request by giving written notice to the Company or Newco, as applicable, within ten (10) Business Days after the giving of such notice by the Company or Newco, as applicable; provided, however, that if the registration is an underwritten registration and the managing underwriters of such offering determine that the aggregate amount of securities of the Company or Newco that the Company or Newco, as applicable, and all applicable Members propose to include in such registration statement exceeds the maximum amount of securities that may be sold without having a material adverse effect on the success of the offering, including, without limitation the selling price and other terms of such offering, the number of Registrable Securities included in the underwriting shall be allocated among the holders of Registrable Securities requesting to include Registrable Securities in such offering pro rata among all such holders on the basis of the relative percentage of Registrable Securities held by each of them. Registrable Securities proposed to be registered and sold pursuant to an underwritten offering for the account of any Member shall be sold to the prospective underwriters selected or approved by the Company or Newco, as applicable, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company or Newco, as applicable, and the prospective underwriters. The Company or Newco, as applicable, may withdraw any registration statement pursuant to this Section 10.10 at any time before it becomes effective, or postpone or terminate the offering of securities, without obligation or liability to any Member or other Person.

10.11 Holdback Agreements. Notwithstanding any other provision of Section 10.9 or 10.10, each Member agrees that (if reasonably requested by the underwriters in an underwritten offering and provided that such condition is applicable to all Members, for the same period and on the same terms) it will enter into holdback agreements pursuant to which such Member will not (and it shall be a condition to the rights of each Member under Sections 10.9 and 10.10 that such Member does not) offer for Public Sale (as defined below), without the prior written consent of the Company and the underwriter, any securities during a period not to exceed one-hundred and eighty (180) days after the effective date of any registration statement filed by the Company in connection with an Initial Public Offering (except as part of such underwritten registration or as otherwise permitted by such underwriters) or ninety (90) days after the effective date of any registration statement filed by the Company in connection with any subsequent underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters); provided, however, no Member shall object to shortening such period if the underwriter agrees that shortening such period would not materially and adversely effect the success of the offering. “Public Sale” means a Transfer pursuant to a bona fide underwritten public offering pursuant to an effective registration statement filed under the Securities Act or pursuant to Rule 144 under the Securities Act (other than in a privately negotiated sale or otherwise permitted by such underwriters).

10.12 Expenses. Except as otherwise required by state securities or blue sky laws or the rules and regulations promulgated thereunder, all expenses, disbursements and fees incurred by the Company and the Members in connection with any registration under Section 10.9 or 10.10 shall be borne by the Company, except that the following expenses shall be borne by the Members incurring the same: (i) the costs and expenses of counsel to such Member to the extent such Member retains counsel (except the costs of one counsel for all Members to the extent retained, which shall be borne by the Company); (ii) discounts, commissions, fees or similar compensation owing to underwriters, selling brokers, dealer managers or other industry professionals, to the extent relating to the distribution or sale of such Member’s securities; (iii) transfer taxes with respect to the securities sold by such Member; and (iv) other expenses incurred by such Member and incidental to the sale and delivery of the securities to be sold by such Member.

10.13 Registration Procedures. In connection with any registration of Registrable Securities pursuant to this Agreement, the Company will consult with each Member whose equity interest is to be included in any such registration concerning the form of underwriting agreement, shall provide to such Member the form of underwriting agreement prior to the Company’s execution thereof and shall provide to such Member and its representatives such other documents (including comments by the SEC on the registration statement) as such Member shall reasonably request in connection with its participation in such registration. The Company will furnish each Member whose Registrable Securities are registered thereunder and each underwriter, if any, with a copy of the registration statement and all amendments thereto and will supply each such Member and each underwriter, if any, with copies of any prospectus included therein (including a preliminary prospectus and all amendments and supplements thereto), in such quantities as may be reasonably necessary for the purposes of the proposed sale or distribution covered by such registration. The Company shall not, however, be required to maintain the registration statement effective or to supply copies of a prospectus for a period beyond one-hundred and twenty (120) days after the effective date of such registration statement (or such longer period as is otherwise set forth herein or agreed to by the Company) and, at the end of such period, the Company may deregister any securities covered by such registration statement and not then sold or distributed. In the event that the Company prepares and files with the SEC a registration statement on any appropriate form under the Securities Act providing for the sale of Registrable Securities held by any Member pursuant to its obligations under this Agreement, the Company will:

(a) upon filing a registration statement or any prospectus related thereto or any amendments or supplements thereto, furnish to the Members whose Registrable Securities are covered by such registration statement and the underwriters, if any, copies of all such documents;

(b) prepare and file with the SEC such amendments and post-effective amendments to the registration statement as may be necessary to keep such registration statement effective for one-hundred and twenty (120) days; cause the related prospectus to be amended and/or supplemented by any prospectus supplement to the extent necessary to comply with the Securities Act and applicable state securities laws, and as so supplemented, to be filed pursuant to Rule 424 under the Securities Act; and, comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement or supplement to such prospectus;

(c) promptly notify the Members and the managing underwriters, if any, and (if requested by any such Person or entity) confirm such advice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any state securities commission for amendments or supplements to a registration statement or related prospectus or for additional information, (iii) of the issuance by the SEC or any state securities commission of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) of the existence of any fact which results in a registration statement, a prospectus or any document incorporated therein by reference containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(d) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement;

(e) if requested by the managing underwriters or a Member, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriters or the Members holding a majority of the Registrable Securities being sold by Members agree should be included therein relating to the sale of such Registrable Securities, including, without limitation information with respect to the amount of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(f) furnish to such Member and each managing underwriter at least one signed copy of the registration statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(g) deliver to such Members and the underwriters, if any, as many copies of the prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Persons or entities may reasonably request;

(h) prior to any Public Sale of Registrable Securities, register or qualify or cause to be registered or qualified such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as any Member or underwriter reasonably requests in writing and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the applicable registration statement; provided, however, that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject;

(i) enter into and perform its obligations under an underwriting agreement in usual and customary form, with the underwriter(s) of such offering, and cooperate with the Members and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold pursuant to such registration statement and not bearing any restrictive legends, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;

(j) if any fact described in clause (c)(v) above exists, prepare a supplement or post-effective amendment to the applicable registration statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

(k) cause all Registrable Securities covered by the registration statement to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(l) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(m) obtain an opinion from the Company’s counsel and a “cold comfort” letter from the Company’s independent public accountants in customary form and covering such matters as are customarily covered by such opinions and “cold comfort”

letters delivered to underwriters in underwritten public offerings, which opinion and letter shall be reasonably satisfactory to the underwriter, if any, and to the Members owning a majority in interest of the Registrable Securities being registered in such offering, and furnish to each Member participating in the offering and to each underwriter, if any, a copy of such opinion and letter addressed to such Member or underwriter;

(n) deliver promptly to each Member participating in the offering and each underwriter, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement, other than those portions of any such correspondence and memoranda which contain information subject to attorney-client privilege with respect to the Company, and, upon receipt of such confidentiality agreements as the Company may reasonably request, make reasonably available for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter, if any, participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(o) provide a CUSIP number for all Registrable Securities included in such registration statement, not later than the effective date of the applicable registration statement;

(p) enter into such agreements (including an underwriting agreement in form reasonably satisfactory to the Company) and take all such other reasonable actions in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities;

(q) make available for inspection by a representative of the Members the Registrable Securities being sold pursuant to such registration statement, any underwriter participating in any disposition pursuant to a registration statement, and any attorney or accountant retained by such Members or underwriter, all financial and other records, any pertinent corporate documents and properties of the Company reasonably requested by such representative, underwriter, attorney or accountant in connection with such registration statement; provided, however, that any records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such Persons or entities unless disclosure of such records, information or documents is required by court or administrative order;

(r) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and relevant state securities commissions, and make generally available to the Members earning statements satisfying the provisions of Section 12(a) of the Securities Act no later than forty-five (45) days after the end of any 12-month period (or one-hundred and twenty (120) days, if such period is a fiscal year) commencing at the end of any fiscal quarter in which Registrable Securities of such Member are sold to underwriters in an underwritten offering, or, if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of a registration statement, which statements shall cover said 12-month periods;

(s) cooperate with, and cause the Company’s senior management to cooperate with, the Members, the underwriters participating in such offering and their counsel in any due diligence investigation reasonably requested by the Members or the underwriter in connection therewith, and participate, and cause the Company’s senior management to participate, to the extent reasonably requested by the managing underwriter for such offering or the Members, in efforts to sell the Registrable Securities under such offering (including, without limitation, participating in “roadshow” meetings with prospective investors) that would be customary for underwritten primary offerings of a comparable amount of equity securities by the Company; and

(t) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.

10.14 Conditions to Member Rights; Indemnification by Member. It shall be a condition of each Member’s rights hereunder to have Registrable Securities owned by it registered that:

(a) such Member shall cooperate with the Company in all reasonable respects by supplying information and executing documents relating to such Member or the securities of the Company owned by such Member in connection with such registration; provided, that, notwithstanding anything else in this Agreement to the contrary, such Member shall not be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such Member and such Member’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in this Section 10.14;

(b) such Member shall enter into such undertakings and take such other action relating to the conduct of the proposed offering which counsel to the Company or the underwriters reasonably advises as being necessary to ensure compliance with federal and state securities laws and the rules or other requirements of the Financial Industry Regulatory Authority (FINRA) or otherwise to effectuate the offering; and

(c) such Member shall execute and deliver an agreement to indemnify and hold harmless the Company and each of its directors, each of its officers who has signed the registration statement, each Person who controls the Company within the meaning of the Securities Act, any underwriter (as defined in the Securities Act), any other Member selling securities in such registration statement, and any Person who controls (within the meaning of the Securities Act) any such underwriter or other Member, against any Damages, and each such Member will pay to the Company and each other aforementioned Person any legal, accounting or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred, whether or not resulting in any liability, but only with respect to information furnished by such Member in writing and specifically for use in the registration statement or prospectus in connection with such registration (other than information given with respect to the Company in such Member’s capacity as an officer, director or employee of the Company); provided that the obligation to indemnify will be individual, not joint and several, for each Member and shall be limited to the net amount of proceeds received by such Member form the sale of Registrable Securities pursuant to such registration statement; provided, further, that the indemnity agreement in this section shall not apply to amounts paid in connection with the consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the claimant’s or plaintiff’s release of the indemnified party from all liability in respect to such claim or litigation, except with the consent of each indemnified party.

10.15 Indemnification by Company. In the event of any registration under the Securities Act of any Registrable Securities of Members pursuant to this Agreement, the Company, and Newco, if applicable, shall execute and deliver an agreement to indemnify and hold harmless each Member disposing of such Registrable Securities and the partners, members, officers, directors, and stockholders of each such Member, any underwriter (as defined in the Securities Act) in connection with such disposition and each Person, if any, who controls such Member or underwriter within the meaning of the Securities Act, against any Damages, and the Company will pay to each such Member, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred, whether or not resulting in any liability; provided, however, that the indemnity agreement in this section shall not apply to amounts paid in connection with the consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the claimant’s or plaintiff’s release of the indemnified party from all liability in respect to such claim or litigation, except with the consent of each indemnified party.

10.16 Indemnification Procedures

(a) Promptly after an indemnified party under Section 10.14 or Section 10.15 has actual knowledge of any claim (including any governmental claim) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 10.14 or Section 10.15, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, that, the indemnified party may participate in such defense at its expense, notwithstanding the assumption of such defense by the indemnifying party; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under Section 10.14 or Section 10.15, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under Section 10.14 or Section 10.15. Each indemnified party shall (i) furnish such information regarding itself or the claim in question as the indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom and (ii) shall reasonably assist the indemnifying party in any such defense; provided that such indemnified party shall not be required to expend its funds in connection with such assistance.

(b) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party or any controlling Person of such party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to Section 10.14 or Section 10.15 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that Section 10.14 or Section 10.15 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto or any controlling Person of such party for which indemnification is provided under Section 10.14 or Section 10.15, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Member will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Member pursuant to such registration statement, and (y) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Member’s liability pursuant to this Section 10.16, when combined with the amounts paid or payable by such Member pursuant to Section 10.14, exceed the net proceeds from the offering received by such Member, except in the case of willful misconduct or fraud by such Member.

(c) No Member shall be required to participate in a registration pursuant to which it would be required to execute an underwriting agreement in connection with a registration effected under this Article 10 which imposes indemnification or contribution obligations on such Member more onerous than those imposed hereunder; provided, however, that the Company shall not be deemed to breach the provisions of Article 10 if a Holder is not permitted to participate in a registration on account of its refusal to execute an underwriting agreement on the basis of this subsection (c)

(d) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Members under this Section 10.16 shall survive the completion of any offering of Registrable Securities in a registration under this Article 10, and otherwise shall survive the termination of this Agreement

10.17 Rule 144. The Company covenants that it will timely file the reports required to be filed by it under the Securities Act and the Exchange Act, and the rules and regulations adopted by the SEC thereunder at any time after it has become subject to such reporting requirements, and make and keep available adequate current public information, as those terms are understood and defined in Rule 144 under the Securities Act at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public. Upon the request of any Member, the Company will deliver to such Member a written statement as to whether it has complied with such requirements and such other information as may be reasonably requested in availing any Member of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

10.18 No Appraisal Rights. No Member or other Person owning Units shall be entitled to any appraisal rights with respect to such Person’s Units, whether individually or as part of any class or group of holders, in the event of a merger, consolidation or other transaction involving the Company or its securities unless such rights are expressly provided herein or by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

10.19 Further Restrictions as to Certain Members; Company’s Reacquisition Option upon Termination of Service of Class B Members.

(a) In addition to the restrictions set forth in Section 10.1, no Class B Member and, in each case, no Permitted Transferee acquiring such Class B Member’s Units, shall Transfer any interest in any Units held by such Class B Member without the prior written consent of the Board, except that such Class B Member (and, in each case, any Permitted Transferee acquiring such Class B Member’s Units) may Transfer any such interest in any such Units held by them (i) pursuant to Sections 10.1(c), (ii) in connection with the exercise of a Tag-Along Right by Travis Reid pursuant to Section 10.2, (iii) in response to a “Bring-Along Notice” pursuant to Section 10.3 and (iv) to the Company.

(b) Upon the termination of service of any Member holding Class B Common Units, the Company may elect to acquire all or any portion of the Class B Common Units held by such Member (or any Permitted Transferee of Class B Common Units of such Member) on the terms and conditions set forth in such Member’s Incentive Unit Agreement.

(c) Notwithstanding anything herein to the contrary, all reacquisitions of Class B Common Units shall be subject to applicable restrictions contained in the Act and the Company’s Financing Documents. In the event that any such restrictions prohibit the reacquisition of Class B Common Units that the Company is otherwise entitled to make, the Company shall be entitled, by delivery of written notice to the Member(s) holding the applicable Class B Common Units, to defer such rights until all such restrictions have ceased, in which event the provisions of this Section 10.19 shall become effective as though termination of service occurred on the date of such cessation

ARTICLE 11

BOOKS AND RECORDS; ACCOUNTING

11.1 Books and Records.

(a) The Company shall keep records and books of account and shall keep minutes of the proceedings of any meeting of its Members and of the Board (and any committee thereof). The books of account for the Company shall be maintained in accordance with this Agreement, including that the Capital Accounts of the Members shall be maintained in accordance with Section 7.3. In addition to the information required to be provided to the Carmike Members pursuant to Section 11.3, the Company shall, upon reasonable prior notice and during normal business hours, make available to each Class A Member and Class C Member or his, her or its representatives or designees all information required to be made available for inspection or copying, as the case may be (and in the case of copying, at the Class A Member’s or Class C Member’s, as applicable, cost), pursuant to Section 18-305 of the Act.

(b) Each Class A Member and Class C Member acknowledges that the information that such Class A Member or Class C Member has the right to obtain, inspect or copy pursuant to this Section 11.1 shall be deemed Confidential Information.

(c) Any Member holding only Class B Common Units shall be entitled to information concerning the Company only as expressly provided herein.

11.2 Methods of Accounting.

(a) The Company shall cause to be prepared with respect to each Fiscal Year financial statements (and other information required pursuant to Section 11.3) based on GAAP.

(b) The Company shall maintain such records and accounts as are necessary to compute (i) the Profit or Loss of the Company (and individual items of income, gain, deduction and loss for Capital Account purposes) and the Capital Accounts of the Members and (ii) the taxable income or loss of the Company (and individual items of income, gain, deduction and loss for tax purposes)

11.3 Information Obligations.

(a) Subject to Section 11.3(e) below, the Company covenants and agrees to deliver, or will cause to be delivered, the following information (the “Financial Information”) to the Carmike Member (1) to the extent that the Carmike Member is instructed by its independent auditors that such information is reasonably necessary to meet the reporting requirements applicable to the Carmike Member or to the extent otherwise required by laws, rules and regulations (including the rules and regulations of the Securities and Exchange Commission) and (2) for so long as the Carmike Member is a Member and is required to file periodic reports pursuant to the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder, or pursuant to any agreement or obligation of the Carmike Member:

(i) as soon as available and in any event within 25 calendar days after the end of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of the fiscal year and the immediately preceding fiscal year, and unaudited consolidated statements of income of the Company and its Subsidiaries for the three years then ended (or such lesser period required under the provisions of Regulation S-X of the Securities and Exchange Commission), in each case prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly presenting, in all material respects, the financial position and results of operations of the Company and its Subsidiaries on a consolidated basis as of and for the time periods referred to therein; and

(ii) as soon as available and in any event within 60 calendar days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of the fiscal year and the immediately preceding fiscal year, and audited consolidated statements of income, stockholders equity, other comprehensive income and cash flows of the Company and its Subsidiaries for the three years then ended (or such lesser period required under the provisions of Regulation S-X of the Securities and Exchange Commission), in each case prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly presenting, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis as of and for the time periods referred to therein (the “Audited Annual Financial Statements”);

(iii) during the period between the delivery of the unaudited financial information pursuant to clause (i) above and the Audited Annual Financial Statements under clause (ii) above, sufficient detail regarding any significant adjustments to such unaudited financial information delivered pursuant to clause (i) to be reflected in the Audited Annual Financial Statements;

(iv) as soon as available after the end of the first, second and third fiscal quarters of each fiscal year of the Company and in any event within 10 calendar days after the last day of each such fiscal quarter, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of the fiscal quarter, and unaudited consolidated statements of income of the Company and its Subsidiaries, in each case for such fiscal quarter and the fiscal year to date period (and corresponding periods of the prior fiscal year), in each case prepared in accordance with GAAP applied on a consistent basis during the periods involved (subject to normal year-end audit adjustments) and fairly presenting, in all material respects, the financial position and results of operations of the Company and its Subsidiaries on a consolidated basis as of and for the time periods referred to therein (the “Unaudited Quarterly Financial Statements”);

(v) as soon as available and in any event within (10) calendar days after the last day of each month, an unaudited interim consolidated balance sheet of the Company and its Subsidiaries, as of the end of each month, and unaudited consolidated statements of income of the Company and its Subsidiaries, for the month then ended, in each case prepared in accordance with GAAP applied on a consistent basis during the periods involved (subject to normal year-end audit adjustments); and

(vi) all statistical and financial reports regularly provided to the Board of the Company in the ordinary course of business (in terms of frequency, timing and level of information), promptly following the time such reports are made available to such persons (but redacted to exclude competitively sensitive information).

(b) The Company covenants and agrees that it shall cause the Audited Annual Financial Statements to be (i) prepared from the books and records of the Company and its Subsidiaries, (ii) accompanied by an independent auditors report (including a consent to file such report with the Securities and Exchange Commission by the Carmike Member) the form of which conforms with the requirements of the Public Company Accounting Oversight Board and (iii) prepared in accordance with the provisions of Regulation S-X of the Securities and Exchange Commission.

(c) The Company covenants and agrees that it shall cause the Unaudited Quarterly Financial Statements to be (i) prepared from the books and records of the Company and its Subsidiaries and (ii) prepared in accordance with the provisions of Regulation S-X of the Securities and Exchange Commission.

(d) The Company covenants and agrees to deliver to the Carmike Member, in each case within the time periods reasonably requested by the Carmike Member, any other financial information or financial statements, including (i) in connection with any auditor request or changes to GAAP, laws, rules, regulations and requirements applicable to the Carmike Member (including the rules and regulations promulgated by the Securities and Exchange Commission) and (ii) in connection with information and reports made available to any lender of the Company or any of its Subsidiaries or the Carmike Member under any financing agreement or otherwise, as from time to time may be reasonably requested by the Carmike Member or its independent auditor.

(e) If at any time the Carmike Member’s reporting requirements under the Exchange Act accelerate, the delivery dates set forth in Section 11.3(a) above shall be accelerated by such number of days reasonably requested by the Carmike Member.

(f) The Company covenants and agrees to deliver to the Carmike Member as soon as reasonably practical, but in no event later than 14 days following such request, such financial information and financial statements as the Carmike Member may request in connection with any financing transaction (including any public and private securities offerings and bank finance transactions), and the Company shall use its best efforts when and as requested to cause its independent auditors to provide to the Carmike Member any necessary consents or comfort letters in connection with such transactions. The Carmike Member agrees to reimburse the Company for the reasonable expenses of the Company’s independent auditor in connection with delivering such consent or comfort letter.

(g) The Company’s Chief Executive Officer and Chief Financial Officer shall provide such information and officer certifications (if reasonably necessary in connection with the Carmike Member’s internal control over financial reporting) regarding the Company’s financial information and controls when and as may be reasonably requested by the Carmike Member.

(h) The Company covenants and agrees to deliver to the Carmike Member no later than 30 calendar days prior to the applicable due date of any current report on Form 8-K required to be filed by the Carmike Member with the Securities and Exchange Commission such financial statements (which may include audited, annual, unaudited, interim or pro forma financial information) as may be requested by the Carmike Member.

(i) The Company shall indemnify and hold harmless the Carmike Member for and against any loss, expense, damage (including, but not limited to, consequential, special and indirect damages, but excluding punitive damages and lost profits), cost, liability (including the fees and expenses of accountants and attorneys) or claim (or any action or proceeding in respect thereof whether involving a third-party claim or a claim solely between the parties hereto) suffered or incurred by the Carmike Member or any of its Subsidiaries based upon, attributable to, arising out of or resulting from the Company’s breach of any covenant or agreement of the Company contained in Section 11.3 (including, but not limited to, the Company’s failure to timely deliver the Audited Annual Financial Statements or Quarterly Unaudited Financial Statements).

(j) This Section 11.3 shall not be amended, and no provisions of this Section 11.3 shall be waived, without the express written consent of Carmike.

11.4 Bank Accounts. The Board shall establish and maintain one or more separate bank and investment accounts for Company funds in the name of the Company and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

11.5 Confidentiality.

(a) Confidentiality Obligation. During the term of this Agreement and for five years thereafter, each party hereto shall, and shall cause its Subsidiaries and Affiliates to, maintain in confidence and use Confidential Information only for purposes of the Business, this Agreement, the Incentive Unit Agreements and the Carmike Agreement, except that Confidential Information may be used in connection with the Member’s investment in the Company. “Confidential Information” means all information, materials and processes relating to the Company or any of its Subsidiaries obtained by a Member at any time (whether prior to or after the date hereof) pursuant to or otherwise in connection with this Agreement or any of the Incentive Unit Agreements and any of the transactions contemplated by any of the foregoing in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) and shall include, but not be limited to, economic and business information or data, business plans, computer software, information relating to employees, vendors, customers, products, financial performance and projections, processes, strategies, systems and real estate and data resulting from or directly related to the Products. Each Member shall exercise the same care and safeguards with respect to Confidential Information as is used to maintain the confidentiality of its own information of like character, but will, at a minimum, use reasonable care.

(b) Permitted Disclosure to Related Parties. Any Member may disclose Confidential Information, which it is otherwise obligated under this Section 11.5 not to disclose, to its Subsidiaries, Affiliates, directors, officers, employees, counsel, auditors, members, partners, consultants, outside contractors, investment advisors and other agents (all such Persons collectively referred to as “Representatives”) , on a need-to-know basis, on the condition that such Persons agree to keep the Confidential Information confidential to the same extent as such disclosing party is required to keep the Confidential Information confidential; provided, that, the disclosing Member shall remain liable with respect to any breach of this Section 11.5 by any such Representatives.

(c) Permitted Disclosure to Unrelated Parties. Notwithstanding Sections 11.5(a) or 11.5(b), above, (i) each Member and any Manager may disclose such Confidential Information (A) to the extent required by law, rule or regulation (including complying with any oral or written questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process), (B) to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or government authorizations to commercially market, sell, distribute, promote and advertise the Company’s products, (C) to substantiate product claims, to the extent required by applicable law, rule or regulation, (D) to any Person with whom such Member is contemplating a financing transaction or to whom such Member is contemplating a Transfer of its Units, provided that such Transfer would not be in violation of the provisions of this Agreement and such potential transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement consistent with the provisions hereof, (E) to any regulatory authority or rating agency to which such Member or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information or (F) if the prior written consent of the Board shall have been obtained; provided, that, in connection with any such disclosure, (1) a disclosing Member or Manager shall only disclose such Confidential Information as is reasonably deemed necessary or desirable to be disclosed in connection with the foregoing, (2) to the extent commercially reasonable, a disclosing Member or Manager shall provide the other Members with advance written notice of any such intended disclosure so that such other Members and Managers have a reasonable opportunity to limit such disclosure (at such other Members’ and Managers’ sole expense), or (if applicable, and to the extent commercially reasonable) seek (at such other Members’ and Managers’ sole expense) a protective order or other appropriate remedy to prevent such disclosure and (3) a disclosing Member or Manager shall use its commercially reasonable efforts to seek confidential treatment (consistent with the terms hereof) by the Person to whom such disclosure is made. The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 11.5 and that the non-breaching Members or Managers shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach or threatened breach of this Section 11.5. Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company, its Subsidiaries or any Member.

(d) Non-Confidential Information. The obligation not to disclose Confidential Information shall not apply to any part of such Confidential Information that (i) is or becomes patented, published, or otherwise part of the public domain other than by acts of a Member in contravention of this Agreement; (ii) is disclosed to a Member by a third party, unless such Confidential Information was obtained by such third party directly or indirectly from a Member on a confidential basis; (iii) prior to disclosure under this Agreement, was already in the possession of or known to the disclosing Member, unless such Confidential Information was obtained directly or indirectly from another Member on a confidential basis; (iv) is independently acquired or developed by a disclosing Member other than by acts of a Member in contravention of this Agreement; or (v) is received by a Member under or in connection with other commercial contracts, agreements or arrangements with the Company or any of its Subsidiaries (which information shall be governed by the terms of those contracts, agreements or arrangements).

(e) The Company shall preserve the confidentiality of all Confidential Information supplied by the Members and their Affiliates (“Member Information”) to the same extent that a Member must preserve the confidentiality of Confidential Information pursuant to Sections 11.1 and 11.5.

ARTICLE 12

TAX MATTERS

12.1 Tax Returns; Tax Accounting Methods; Tax Elections. The Board shall cause the U.S. federal and any required state or local income tax returns of the Company to be prepared and timely filed (taking into account any applicable extensions) on behalf of the Company, and it shall cause copies of such returns to be furnished to each of the Members. The Company shall use its commercially reasonable efforts to complete its U.S. federal and state income tax returns, and to provide Schedules K-1 to the Members, within six (6) months after the close of each Taxable Year. The Board shall select such tax accounting methods and, except as provided in the immediately following sentences, shall cause such tax elections to be made on behalf of the Company as the Board determines, in its reasonable discretion, to be in the best interest of the Company and the Members. Subject to the requirements of Section 10.8, the Members intend that the Company shall be treated as a partnership for U.S. federal, state and local income tax purposes and shall take all reasonable actions, including the amendment of this Agreement and the execution of other documents, but without changing the economic relationships created by, or the essential terms of, this Agreement, as may be reasonably required to qualify for and receive treatment as a partnership for U.S. federal income tax purposes. The Board may cause the Company to make all elections required or permitted to be made by the Company under the Code and not otherwise expressly provided for in this Agreement, in the manner that the Board determines will be most advantageous to the Company and the Members.

12.2 Tax Matters Partner.

(a) The Initial Member is hereby appointed and shall serve as the tax matters partner of the Company (the “Tax Matters Partner”) as defined in Section 6231(a)(7) of the Code. The Tax Matters Partner shall (i) furnish to each Member affected by an audit of Company income tax returns a copy of each notice or other communication received from the IRS or applicable state authority and (ii) keep such Members informed of any administrative or judicial proceeding, as required by Section 6223(g) of the Code. The Tax Matters Partner shall consult with the Board and consider in good faith its recommendation prior to taking any material action in its capacity as Tax Matters Partner.

(b) The Company shall not be obligated to pay any fees or other compensation to the Tax Matters Partner in its capacity as such. However, the Company shall reimburse the out-of-pocket expenses (including reasonable outside attorneys’ and other reasonable outside professional fees) incurred by the Tax Matters Partner in such capacity. The cost of any adjustments to a Member and the cost of any resulting audits or adjustments of a Member’s tax return shall be borne solely by the affected Member.

The Company shall indemnify and hold harmless the Tax Matters Partner from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ and accountants’ fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Tax Matters Partner, so long as such act or decision was not the result of gross negligence, fraud or bad faith by the Tax Matters Partner. The Tax Matters Partner shall be entitled to rely on the advice of outside legal counsel and accountants as to the nature and scope of its responsibilities and authority as Tax Matters Partner, and any act or omission of the Tax Matters Partner pursuant to such advice in no event shall subject the Tax Matters Partner to liability to the Company or any Member.

12.3 Tax Treatment of Formation.

(a) For federal income tax purposes, the Purchase Agreement, together with the formation of the Company shall be treated as the following transactions:

(i) first, the Initial Member is treated as contributing $40,000,000 in cash to the Company in exchange for 1,430,588 Class A Common Units and Co-Invest is treated as contributing $25,000,000 in cash to the Company in exchange for 894,118 Class A Common Units;

(ii) second, the Company is treated as purchasing 45,750 shares of Screenvision from Gallo 8 for $60,000,000 cash;

(iii) third, Gallo 8 is treated as contributing 6,613 shares of Screenvision in exchange for 310,180 Class A Common Units and Technicolor Inc. is treated as contributing 8,637 shares of Screenvision in exchange for 405,114 Class A Common units, each pursuant to Section 721 of the Code; and

(iv) fourth, the Company issues Class C Common Units treated as “profits interests” under Rev. Proc. 93-27 and Rev. Proc. 2001-43 to Carmike in consideration for certain services provided by Carmike to or for the benefit of the Company pursuant to the Carmike Agreement.

(b) The Members agree that each Member and the Company shall treat the formation of the Company and the transactions described in the Purchase Agreement as described in this Section 12.3 for all tax purposes unless (i) otherwise agreed by all Members or (ii) otherwise determined in a Final Determination.

ARTICLE 13

DISSOLUTION AND LIQUIDATION

13.1 Dissolution. Subject to any additional approvals required pursuant to Section 3.6(e), the Company shall dissolve and its affairs shall be wound up upon the first to occur of: (i) the written consent of the Members owning at least seventy-five percent (75%) of the outstanding Voting Units, (ii) any time there are no members of the Company, unless the Company is continued in accordance with the Act or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act (each, a “Dissolution Event”).

13.2 Liquidation of the Company. In the event of dissolution of the Company, the Company shall conduct only such activities as are necessary to wind up its affairs, including the sale of the assets of the Company in an orderly manner. The liquidator(s) shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided in this Agreement and in the Act. The costs of liquidation shall be borne as a Company expense. The steps to be accomplished by the liquidator(s) are as follows:

(a) As promptly as possible after a Dissolution Event and again after final winding up of the Company, the liquidator(s) shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the Dissolution Event occurs or the final liquidation is completed, as applicable.

(b) The liquidator(s) shall cause the Company’s property to be liquidated as promptly as is consistent with obtaining the fair market value thereof.

(c) The liquidator(s) shall distribute the proceeds of such liquidation and any other assets of the Company (subject to any requirement under the Act) in the following order of priority:

(i) first, to payment of all of the debts, liabilities and obligations of the Company, including all expenses incurred in liquidation;

(ii) second, to the establishment of adequate reserves for the payment and discharge of all debts, liabilities and obligations of the Company, including contingent, conditional or unmatured liabilities, in such amount and for such term as the liquidator(s) may reasonably determine; and

(iii) third, any remaining proceeds of liquidation, and any assets that are to be distributed in kind, shall be distributed to the Members as promptly as practicable, but in any event within the time required by Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2) to all of the Members in proportion to their respective Distribution Ratios.

(d) The liquidator(s) shall use all reasonable efforts to reduce the assets of the Company to cash and to distribute cash upon liquidation to the Members in accordance with Section 9.1. Subject to the foregoing, if any assets of the Company are not reduced to cash, then the Members (i) shall hire independent recognized appraisers to appraise the value of the non-cash assets of the Company (the cost of such appraisal to be considered an expense of the Company), (ii) shall allocate, in accordance with Article 8, any Unrealized Gain or Unrealized Loss determined by such appraisal to the Members’ Capital Accounts as though the non-cash assets had been sold on the date of distribution and (iii) shall, after giving effect to any such adjustment, treat the distribution of such non-cash assets as equivalent to a distribution of cash in the amount determined by the appraisal of such assets. In making distributions of non-cash assets under this Section 13.2, such assets may be distributed unequally among the Members only to the extent necessary to avoid any Member receiving an asset that it is prohibited from holding or that could result in adverse tax consequences to such Member, provided, that, such unequal distribution shall not affect the aggregate amount of distributions to any Member.

(e) Each of the Members shall be furnished with a statement prepared by, or under the supervision of, the liquidator(s), which shall set forth the assets and liabilities of the Company as of the date of complete liquidation.

(f) As soon as possible following application of the proceeds of liquidation and any assets that are to be distributed in kind, any Member or any other appropriate representative of the Company shall execute a certificate of dissolution in the form prescribed by the Act and shall file the same with the Secretary of State of the State of Delaware.

13.3 Assumption of Liabilities. No party hereto shall incur, or be deemed to incur, any liabilities or obligations as a result of the dissolution of the Company in accordance with the provisions set forth in this Article 13.

13.4 Withdrawal. Except in connection with a transfer of Units in accordance with this Agreement, no Member shall withdraw or resign from the Company without the prior written consent of the Board, which consent may be withheld in its sole discretion, and no Member shall be subject to expulsion from the Company except as expressly agreed by the Board. Neither the withdrawal, resignation, expulsion or admission of any Member nor any other circumstance, action or condition shall permit any early termination or dissolution of the Company, which, except as provided in Section 13.1, shall not be wound up or liquidated and which shall continue unaffected.

13.5 Winding Up. Except as provided by law, upon a Dissolution Event, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the property and assets of the Company after the payment of all debts and liabilities of the Company are insufficient to return the Capital Contributions of any Member, such Member shall have no recourse against any other Member.

13.6 Deemed Contribution and Distribution. Notwithstanding any other provision of this Article 13, in the event that the Company is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the assets of the Company shall not be liquidated, the debts and other liabilities of the Company shall not be paid or discharged, and the affairs of the Company shall not be wound up. Instead, solely for U.S. federal income tax purposes, the Company shall be deemed to have contributed all of its assets and liabilities to a new limited liability company, and then deemed to liquidate by distributing interests in the new limited liability company to the Members.

ARTICLE 14

LIMITATION OF LIABILITY; INDEMNIFICATION

14.1 Limitation of Liability. No Member, Manager, Officer, employee or agent of the Company and no Affiliate, stockholder, partner, officer, director, manager, employee or agent of any Member (collectively, the “Covered Persons”) shall be liable to the Company, any Member or any other person or entity who is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

14.2 Right to Indemnification. Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of the Company or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (a “Proceeding”), by reason of the fact that he or she is or was a Manager or an Officer of the Company or while a Manager or Officer of the Company is or was serving at the request of the Company as a director, manager, officer, employee, agent or trustee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended or interpreted, against all expense, liability and loss (including reasonable attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement by or on behalf of the Indemnitee) actually and reasonably incurred by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 14.4 with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding, or part thereof (including claims and counterclaims), initiated by such Indemnitee only if such Proceeding, or part thereof, was authorized or ratified by the Board; provided, further, that any indemnity under this Section shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof; and provided, further, that the Company shall not indemnify any person whose gross negligence or willful misconduct is determined to be solely responsible for the expense, liability or loss for which indemnity is sought.

14.3 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 14.2 an Indemnitee shall, to the fullest extent not prohibited by law, also have the right to be paid by the Company the expenses (including reasonable attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that an Advancement of Expenses shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 14.3 or otherwise.

14.4 Right of Indemnitee to Bring Suit. If a request for indemnification under Section 14.1 is not paid in full by the Company within 60 days, or if a request for an Advancement of Expenses under Section 14.3 is not paid in full by the Company within 20 days, after a written request has been received by the Company, the Indemnitee may at any time thereafter bring suit against the Company in a court of competent jurisdiction seeking an adjudication of entitlement to such indemnification or Advancement of Expenses. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct for indemnification set forth in applicable law. Further, in any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met any applicable standard of conduct for indemnification set forth in applicable law. Neither the failure of the Company (including its managers who are not parties to such action, a committee of such managers, independent legal counsel, or its Members) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including its managers who are not parties to such action, a committee of such managers, independent legal counsel, or its Members) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article 14 or otherwise shall be on the Company.

14.5 Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article 14 shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of Members or Managers, provisions of the Certificate or this Agreement or otherwise.

14.6 Insurance. The Company shall maintain insurance, at its expense, to protect itself and any Manager, Officer, employee or agent of the Company or another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under applicable law.

14.7 Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article 14 with respect to the indemnification and Advancement of Expenses of Managers and Officers of the Company.

14.8 Nature of Rights. The rights conferred upon Indemnitees in this Article 14 shall be contract rights that shall vest at the time an individual becomes a Manager or Officer of the Company and such rights shall continue as to an Indemnitee who has ceased to be a Manager or Officer and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article 14 that adversely affects any right of an Indemnitee or his successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

14.9 Settlement of Claims. The Company shall not be liable to indemnify any Indemnitee under this Article 14 for any amounts paid in settlement of any proceeding effected without the Company’s written consent, which consent shall not be unreasonably withheld, or for any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such proceeding.

14.10 Subrogation. In the event of payment under this Article 14, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

14.11 Reliance. An Indemnitee shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by the person or entity as to matters the Indemnitee reasonably believes are within such other person or entity’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

14.12 Waiver. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnitee or Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee or Covered Person.

14.13 Survival. The foregoing provisions of this Article 14 shall survive any termination of this Agreement.

ARTICLE 15

FURTHER ASSURANCES

15.1 Further Assurances. Each Member shall execute all such certificates and other documents and shall do all such other acts as are required to comply with the requirements of law for the formation of the Company, to comply with any laws, rules, regulations and third-party requests relating to the acquisition, operation or holding of the property of the Company and to achieve the purpose of the Company, including, without limitation, (a) any instruments, documents and certificates that are necessary or appropriate to form, qualify or continue the Company as a limited liability company in all jurisdictions in which the Company has an office or conducts or plans to conduct business, (b) all instruments, documents and certificates that are necessary or appropriate to effectuate the dissolution and termination of the Company and (c) all such agreements, certificates, tax statements and other documents as may be required to be filed under any law in respect of the Company.

ARTICLE 16

MISCELLANEOUS

16.1 Entire Agreement. This Agreement, and the schedules and exhibits hereto, constitutes the entire agreement among the Members with respect to the subject matter hereof.

16.2 Amendments. Subject to any additional approvals required by Section 3.6(e), this Agreement, including the schedules and exhibits hereto, may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by the affirmative vote or consent of the holders of a majority of Voting Units; provided that no such amendment, modification, or supplement may adversely affect the rights or obligations of the Carmike Members, the Shamrock Members or the Technicolor Members unless such amendment, modification or supplement is approved by the adversely affected Member or Members (it being understood that merely issuing additional Class A Common Units, Class B Common Units or Class C Common Units shall not in and of itself be deemed to adversely affect the rights of the existing Members).

16.3 No Waiver. No consent or waiver, express or implied, by the Company or a Member to or of any breach or default by any Member in the performance by such Member of his or its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by that or any other Member. Failure by the Company or a Member to complain of any act or omission to act by any Member, or to declare such Member in default, irrespective of how long such failure continues, shall not constitute a waiver by the Company or such Member of his or its rights under this Agreement.

16.4 Benefits of Agreement; No Third-Party Rights. The provisions of this Agreement are intended solely to benefit the Members, the Managers, and Company Officers (if any) and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this

Agreement), and the Members shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

16.5 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties hereto.

16.6 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and all disputes or controversies arising out of or related to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of conflicts of laws principles of the State of Delaware. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of Delaware, and the parties to this Agreement submit to the exclusive jurisdiction of those courts for the purpose of a suit, proceeding or judgment. Each party to this Agreement irrevocably waives any right it may have had to bring an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties to this Agreement irrevocably and unconditionally waives trial by jury in any legal action or proceeding (including any counterclaim) in relation to this Agreement.

16.7 Notices. Unless otherwise provided in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail, upon written confirmation of receipt by facsimile, electronic mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All communications intended for the Company shall be sent to its principal executive office, and all communications intended for a Member shall be sent to the address of such Member set forth in Schedule 1, or such other address as such Member shall have provided to the Company for such purpose by notice served in accordance with this Section 16.7. All notices shall be sent as aforesaid or at any other address of which any of the foregoing shall have notified the others in any manner prescribed in this Section 16.7.

16.8 Counterparts. This Agreement may be executed in one or more counterparts (which may include counterparts delivered by any standard form of telecommunication), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

16.9 Business Days. If any time period for giving notice or taking action under this Agreement expires on a day which is a Saturday, Sunday or holiday in Los Angeles, California, the time period will be automatically extended to the Business Day immediately following such Saturday, Sunday or holiday.

16.10 Injunctive Relief. The Company and each Member acknowledge and agree that a violation of any of the terms of this Agreement will cause the other Members and the Company, as the case may be, irreparable injury for which an adequate remedy at law is not available. Accordingly, it is agreed that each of the Members and the Company will be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at law or, equity. Nothing stated herein shall limit any other remedies provided under this Agreement or available to the parties at law or in equity.

16.11 Successors and Assigns. The provisions of this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and Permitted Transferees.

16.12 No Joint and Several Liability of the Members. The Company and each other Member acknowledge and agree that under no circumstances will any Member be held jointly or severally liable for the breach of any provision of this Agreement by any other Member (it being understood that this Section will not otherwise limit the liability of any Member for its own breaches of this Agreement).

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the Members of SV Holdco, LLC hereby executes this Amended and Restated Limited Liability Company Agreement as of the day and year first written above.

Shamrock Capital Growth Fund II, L.P.

By: Shamrock Capital Partners II, L.L.C., its General Partner

By:	/s/ Stephen D. Royer
Name:	Stephen D. Royer
Title:	Executive Vice President

Shamrock Screenvision Co-Invest I LLC

By: Shamrock Capital Growth Fund II, L.P., its Managing Member

By: Shamrock Capital Partners II, L.L.C.
Its: General Partner

	By:	/s/ Stephen D. Royer
	Name:	Stephen D. Royer
	Title:	Executive Vice President

Gallo 8 S.A.S.

By:	/s/ Douglas MacKinney
Name:	Douglas MacKinney
Title:	President

Technicolor, Inc.

By:	/s/ O.F. Raimondo
Name:	O.F. Raimondo
Title:	Chief Executive Officer

[Signature Page to Amended and Restated SV Holdco LLC Agreement]

Carmike Cinemas, Inc.

By:	/s/ S. David Passman III
Name:	S. David Passman III
Title:	Chief Executive Officer

/s/ Travis Reid
Travis Reid

[Signature Page to Amended and Restated SV Holdco LLC Agreement]

EXHIBIT A

FORM OF JOINDER TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This JOINDER (this “Joinder”) to the Amended and Restated Limited Liability Company Agreement, dated as of                     , 2010 (the “Agreement”), of SV Holdco, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of [                    ] by and between the Company and [                    ] (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired certain Units and the Agreement and the Company require Holder, as an owner of Units, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.	Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, [it] shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a [Class A or Class B or Class C] Member and for all purposes thereof.

2.	Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns against Holder and any subsequent holders of Units and the respective successors and assigns of each of them, so long as they hold any Units.

3.	Notices. For purposes of Section 16.7 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Facsimile Number]

4.	Governing Law. This Joinder shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of conflicts of laws principles of the State of Delaware.

5.	Counterparts. This Joinder may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

6.	Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

SV HOLDCO, LLC

By:
Name:
Title:

[HOLDER]

By:

Signature Page to Joinder to Amended and Restated Limited Liability Company Agreement